Pursuant to Rule 424(b)(2)

Registration No. 333-230192

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
2.950% Senior Notes due 2029	$275,000,000	$35,695(1)
Guarantees of 2.950% Senior Notes due 2029(2)	—	—

(1)	The filing fee of $35,695 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is due for the guarantees.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 11, 2019)

$275,000,000

Willis North America Inc.

$275,000,000 2.950% Senior Notes due 2029

Willis North America Inc. (the “Issuer”) will issue $275 million aggregate principal amount of senior notes that will mature on September 15, 2029 and bear interest at 2.950% per annum (the “Notes”). We previously issued notes of this series in an aggregate principal amount of $450 million on September 10, 2019, which we refer to herein as the “Existing Notes.” Accordingly, the additional Notes offered by this prospectus supplement and the accompanying prospectus will (i) be identical to the terms of the Existing Notes (other than initial offering price); (ii) be treated as a single class with the Existing Notes; (iii) have the same CUSIP number and will be fungible with the Existing Notes; and (iv) be offered as additional securities under the indenture governing the Existing Notes. Immediately after giving effect to the issuance of the additional notes by this prospectus supplement, we will have $725 million in aggregate principal amount of the notes outstanding.

Interest on the Notes is payable semi-annually in arrears on March 15 and September 15 of each year. Interest on the Notes will accrue from March 15, 2020, (the most recent interest payment date of the Existing Notes) and the first interest payment date will be on September 15, 2020. The Notes will rank equally with all existing and future unsecured, unsubordinated indebtedness of the Issuer.

The Notes may be redeemed at the option of the Issuer in whole at any time or in part from time to time at the applicable redemption prices specified under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, up to, but excluding, the redemption date. As described under “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event,” if Willis Towers Watson Public Limited Company experiences a change of control and a ratings decline, the Issuer will be required to offer to purchase the Notes from holders unless we have previously redeemed the Notes.

Payment of the principal of and interest on the Notes is fully and unconditionally guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 10 of the accompanying prospectus.

The Existing Notes are listed on the Official List of The International Stock Exchange located in Jersey (“TISE”) and we intend to apply to supplementally list the additional Notes with the Existing Notes on the TISE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	102.666%	$282,331,500
Underwriting discount	0.650%	$1,787,500
Proceeds to Willis North America Inc. (before expenses)	102.016%	$280,544,000

(1)

Plus accrued interest from March 15, 2020 to, but not including the date of delivery of the Notes, totaling approximately $1.7 million (assuming the settlement date is May 29, 2020). Such accrued interest must be paid by the purchasers of the additional Notes offered hereby.

The underwriters expect to deliver the additional Notes in book-entry form only through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme on or about May 29, 2020.

Joint Book-Running Managers

BofA Securities	HSBC

Senior Co-Managers

Barclays	Citigroup	J.P. Morgan	PNC Capital Markets LLC

May 21, 2020

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Notes. We refer to this prospectus supplement and the accompanying prospectus collectively as the “prospectus.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission (the “SEC”) and the documents incorporated by reference is accurate only as of their respective dates.

We and the underwriters are not making an offer to sell the Notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

All references to “we,” “our,” “us,” the “Company,” “Willis,” “WTW” and “Willis Towers Watson” in this prospectus supplement are to Willis Towers Watson Public Limited Company and its consolidated subsidiaries. All references to “Parent” are to Willis Towers Watson Public Limited Company and not to any of its subsidiaries. All references to the “Issuer” and “Willis North America Inc.” in this prospectus supplement refer only to Willis North America Inc. and not to any of its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, impact of the COVID-19 pandemic on our business, our pending business combination with Aon plc (“Aon”) (the “Aon Merger”), future capital expenditures, ongoing working capital efforts, future share repurchases, growth in revenue, the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions (including the acquisitions of TRANZACT (as defined below) and Unity Group) and dispositions, demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing organizational and technology changes, including investments in improving systems and processes, and plans and references to future successes, including our future financial and

S-ii

operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use words such as “may,” “will,” “would,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	our ability to successfully establish, execute and achieve our global business strategy as it evolves;

•	changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance;

•	changes in general economic, business and political conditions, including changes in the financial markets;

•	the risk that the COVID-19 pandemic materially and adversely impacts the demand for our products and services and cash flows, and/or continues to materially impact our business operations;

•

the risks relating to our pending business combination with Aon announced in March 2020, including, among others, our ability to consummate the transaction, including on the terms of the business combination agreement, on the anticipated timeline, and/or with the required shareholder and regulatory approvals;

•	significant competition that we face and the potential for loss of market share and/or profitability;

•	the impact of seasonality and differences in timing of renewals;

•	the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents;

•	the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation;

•

the risk the Stanford litigation settlement approval will be overturned on appeal, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible;

•	the risk of material adverse outcomes on existing litigation or investigation matters;

•	changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations;

•	various claims, government inquiries or investigations or the potential for regulatory action;

•

our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses (including the recently-completed acquisitions of CD&R TZ Holdings, Inc. and its subsidiaries (collectively, “TRANZACT”) and Unity Group);

•	our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions;

•	our ability to comply with complex and evolving regulations related to data privacy and cyber security;

•	our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes;

•	disasters or business continuity problems;

•	the impact of Brexit;

S-iii

•	our ability to successfully enhance our billing, collection, and other working capital efforts, and thereby increase our free cash flow;

•	the potential impact of the change in the method for determining the London Interbank Offered Rate (“LIBOR”);

•	our ability to properly identify and manage conflicts of interest;

•	reputational damage, including from association with third parties;

•	reliance on third-party services;

•	the loss of key employees;

•	doing business internationally, including the impact of exchange rates;

•	compliance with extensive government regulation;

•	the risk of sanctions imposed by governments, or changes to associated sanction regulations;

•	our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences;

•	changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare;

•

the risk that we may not be able to repurchase the intended number of outstanding shares due to merger & acquisition activity or investment opportunities, market or business conditions, or other factors;

•	the inability to protect the Company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others;

•	fluctuations in our pension assets and liabilities;

•

our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each;

•	our ability to obtain financing on favorable terms or at all;

•	adverse changes in our credit ratings;

•

the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations;

•	U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares;

•	changes in accounting principles, estimates or assumptions;

•	fluctuation in revenue against our relatively fixed or higher than expected expenses;

•	the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; and

•	our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and in our Annual Report on Form 10-K for the year ended December 31, 2019. For additional factors, see the section entitled “Risk Factors.”

S-iv

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward- looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

S-v

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC.

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through the NASDAQ Global Select Market, 4 Times Square, New York, New York 10036, on which our ordinary shares are listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s Internet site referred to above.

S-vi

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To fully understand this offering, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and the related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

The Company

Willis Towers Watson is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. Willis Towers Watson has more than 45,000 employees and services clients in more than 140 countries.

We design and deliver solutions that manage risk, optimize benefits, cultivate talent and expand the power of capital to protect and strengthen institutions and individuals.

Our risk management services include strategic risk consulting (including providing actuarial analysis), a variety of due diligence services, the provision of practical on-site risk control services (such as health and safety and property loss control consulting), and analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We also assist our clients with planning for addressing incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans.

We help our clients enhance business performance by delivering consulting services, technology and solutions that optimize benefits and cultivate talent. Our services and solutions encompass such areas as employee benefits, total rewards, talent and benefits outsourcing. In addition, we provide investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals and expand the power of capital.

As an insurance broker, we act as an intermediary between our clients and insurance carriers by advising on their risk management requirements, helping them to determine the best means of managing risk and negotiating and placing insurance with insurance carriers through our global distribution network.

We operate a private Medicare marketplace in the United States through which, along with our active employee marketplace, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with healthcare benefits. Additionally, with the acquisition of TRANZACT in July 2019, we also provide direct-to-consumer sales of Medicare coverage.

We are not an insurance company, and therefore we do not underwrite insurable risks for our own account. We believe our broad perspective allows us to see the critical intersections between talent, assets and ideas - the dynamic formula that drives business performance.

Each of Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Towers Watson Sub Holdings Unlimited Company, which was incorporated in Ireland on August 27, 2015, Willis Netherlands Holdings B.V., which was organized in the Netherlands on November 27, 2009, and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we utilize the offices of Willis Group Limited as our principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203-124-6000. Our web site address is www.willistowerswatson.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at Brookfield Place, 200 Liberty Street, 7th Floor, New York, New York 10281 and its telephone number is 212-915-8084.

Proposed Combination with Aon

As previously announced, on March 9, 2020, Willis Towers Watson and Aon plc entered into a Business Combination Agreement (the “Merger Agreement”) providing for the combination of the two companies. Under the terms of the Merger Agreement, each Willis Towers Watson shareholder will receive 1.08 Aon ordinary shares for each WTW ordinary share they own immediately prior to the effective time of the transaction. As of May 11, 2020, it was estimated that upon completion of the transaction, existing Aon shareholders will own approximately 62.3% and existing Willis Towers Watson shareholders will own approximately 37.7% of the combined company on a fully diluted basis.

The transaction is subject to the approval of the shareholders of Willis Towers Watson, and the issuance of Aon shares as consideration in the transaction is subject to the approval of the shareholders of Aon. The transaction is also subject to other customary closing conditions, including receipt of required regulatory approvals. The parties currently expect the transaction to close during the first half of 2021, subject to satisfaction of these conditions. The Merger Agreement also contains termination rights customary for transactions of this type.

This offering is not conditioned upon the completion of the Aon Merger nor is Aon an obligor under the Notes or required to become an obligor under the Notes if the Aon Merger is completed. See “Risk Factors—Risks Related to the Aon Merger.”

Corporate Structure

The following chart summarizes certain relevant aspects of our corporate structure relating to our current outstanding indebtedness and the notes being offered hereby.

Note: Simplified organization structure that may exclude some intermediate holding companies and intercompany, internal debt. Amounts shown for our senior note debt securities represent the amounts outstanding as of March 31, 2020 unless otherwise indicated.

(1) Represents $499 million of 5.750% senior notes due 2021. The Willis Towers Watson Debt Securities (as defined herein) are guaranteed by Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. See “Description of Other Debt—Senior Debt Securities.”

(2) Represents $249 million of 4.625% Senior Notes due 2023, $271 million of 6.125% Senior Notes due 2043, $448 million of 3.500% Senior Notes due 2021, € 540 million ($590 million) of 2.125% Senior Notes due 2022 and $546 million of 4.400% Senior Notes due 2026. The Trinity Debt Securities are guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Willis Group Limited and Willis North America Inc. See “Description of Other Debt—Senior Debt Securities.”

(3) Represents a $1.1 billion term loan facility expiring in July 2020 (the “Term Loan Facility”). The Term Loan Facility will be repaid with the net proceeds of this offering. The borrowers under the Term Loan Facility are Trinity Acquisition plc and Willis North America Inc. and it is guaranteed by Willis Towers Watson Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited, Willis Towers Watson UK Holdings Limited and Willis Towers Watson Sub Holdings Unlimited Company. See “Description of Other Debt—Credit Facilities.”

(4) Represents a $1.25 billion senior revolving credit facility expiring in March 2022 (the “Revolving Credit Facility”). The borrowers under the Revolving Credit Facility are Trinity Acquisition plc, Willis Netherlands Holdings B.V. and Willis North America Inc. and it is guaranteed by Willis Towers Watson Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis North America Inc., Willis Group Limited, Willis Towers Watson UK Holdings Limited and Willis Towers Watson Sub Holdings Unlimited Company. The Revolving Credit Facility refinanced and replaced the Original Credit Facilities (as defined herein) in March 2017. See “Description of Other Debt—Credit Facilities.”

(5) Represents $646 million of 3.600% senior notes due 2024, $595 million of 4.500% senior notes due 2028, $446 million of Existing Notes, $395 million of 5.050% senior notes due 2048 and $542 million of 3.875% senior notes due 2049. The Willis North America Debt Securities are guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited. See “Description of Other Debt—Senior Debt Securities.”

The Offering

Issuer	Willis North America Inc.

Notes Offered	$275,000,000 aggregate principal amount of senior notes due 2029. The Notes offered hereby will (i) be identical to the terms of the Existing Notes (other than initial offering price); (ii) be treated as a single class with the Existing Notes; (iii) have the same CUSIP number and will be fungible with the Existing Notes; and (iv) be offered as additional securities under the indenture governing the Existing Notes. Immediately after giving effect to the issuance of the additional notes by this prospectus supplement, we will have $725 million in aggregate principal amount of the notes outstanding.

Interest Rate	The Notes will bear an interest rate equal to 2.950% per annum.

Interest Payment Dates	Interest on the Notes is payable on March 15 and September 15 of each year, beginning on September 15, 2020. The interest payment on September 15, 2020 will include interest accrued from March 15, 2020 (the most recent interest payment date of the Existing Notes).

Maturity Date	The Notes will mature on September 15, 2029.

Form and Denomination	The Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Ranking	The Notes will be senior unsubordinated unsecured obligations of Willis North America Inc. and will be guaranteed on a senior unsubordinated unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited, and will:

•

rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt, which includes the 3.600% senior notes due 2024, the 4.500% senior notes due 2028, the Existing Notes, the 5.050% senior notes due 2048 and the 3.875% senior notes due 2049 (the “Willis North America Debt Securities”);

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors (as defined below), including the 5.750% senior notes due 2021 (the “Willis Towers Watson Debt Securities”) and the 3.500% senior notes due 2021, 2.125% senior notes due 2022, 4.625% senior notes due 2023, 4.400% senior notes due 2026 and the 6.125% senior notes due 2043 (the “Trinity Debt Securities” and, together with the Willis North America Debt Securities and the Willis Towers Watson Debt

Securities, the “Willis Towers Watson Group Debt Securities”) and any debt under the Revolving Credit Facility;

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of March 31, 2020, after giving effect to this offering and the application of the net proceeds therefrom, including the repayment of all amounts outstanding under the Term Loan Facility (and accrued interest thereon) and the repayment of certain amounts outstanding under the Revolving Credit Facility (and accrued interest thereon), the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $5.8 billion.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes will be creditors only of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the Notes.

As of March 31, 2020, after giving effect to this offering and the application of the net proceeds therefrom, including the repayment of all amounts outstanding under the Term Loan Facility (and accrued interest thereon) and the repayment of certain amounts outstanding under the Revolving Credit Facility (and accrued interest thereon), the non-guarantor subsidiaries of Parent had $77 million of outstanding third-party indebtedness, other than ordinary course trade payables. As of and for the three months ended March 31, 2020, the non-guarantor subsidiaries of Parent represented substantially all of the total assets and accounted for substantially all of the total revenue of Willis Towers Watson prior to consolidating adjustments.

For more information on the ranking of the Notes, see “Description of Notes—Ranking.”

Guarantees

Payment of principal, premium, if any, and interest on the Notes is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited,

Trinity Acquisition plc and Willis Group Limited (the “Guarantors”). Each guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

equal in ranking with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such guarantee, including such Guarantor’s guarantee of the Willis Towers Watson Group Debt Securities, and such Guarantor’s guarantee under the Revolving Credit Facility;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such guarantee; and

•	effectively subordinated to any future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

Aon is not a guarantor or an obligor under the Notes and is not required to become an obligor under the Notes if the Aon Merger is completed.

For more information on the guarantee of the Notes, see “Description of Notes—Guarantees.”

Additional Amounts	Any payments made by or on behalf of the Issuer or any Guarantor with respect to the Notes or any guarantee of the Notes will be made without withholding or deduction for taxes in any relevant Taxing Jurisdiction (as defined below) unless required by law or by the official interpretation or administration thereof. If the Issuer or any Guarantor is required to withhold or deduct such taxes with respect to a payment to the holders of the Notes, the Issuer or such Guarantor will pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction, subject to certain exceptions. See “Description of Notes—Additional Amounts.”

Early Redemption for Tax Reasons	In the event of certain changes affecting taxation, the Issuer may redeem the Notes in whole, but not in part, at any time upon proper notice, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Notes—Early Redemption for Tax Reasons.”

Optional Redemption	Prior to June 15, 2029 (the date that is three months prior to the scheduled maturity date for the Notes), we may, at our option, redeem the Notes, in whole at any time or in part from time to time, at a price equal to the greater of the principal amount of the Notes to be redeemed or a “make-whole” amount, plus in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after June 15, 2029 (the date that is three months prior to the scheduled maturity date for the Notes), we may, at our option, redeem the Notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Purchase of Notes Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (as defined herein) occurs, the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. See “Description of Notes— Purchase of Notes Upon a Change of Control Triggering Event.”

Further Issuances	The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Existing Notes and the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional Notes will form a single series with the Existing Notes and the previously issued Notes (including the additional Notes offered hereby), including for voting purposes; provided that if such additional Notes are not fungible with the previously issued Notes for U.S. federal income tax purposes, such additional Notes will be issued with a different CUSIP, ISIN, Common Code and/or other securities identifier than the identifier used for such previously issued Notes.

Use of Proceeds	The net proceeds from this offering, after deducting underwriter discounts and estimated offering expenses, will be approximately $280 million. We intend to use the net proceeds of this offering to (i) repay approximately $175 million principal amount under the Term Loan Facility and related accrued interest, which shall result in a payment in full of the Term Loan Facility and termination of the Term Loan Credit Agreement and related loan documents (ii) repay approximately $105 million principal amount under the Revolving Credit Facility and related accrued interest and (iii) for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See page S-13 of this prospectus supplement and page 10 of the accompanying prospectus for a discussion of risks you should consider before making an investment in the Notes.

Conflicts of Interest	Certain underwriters in this offering and/or their affiliates are expected to receive at least 5% of the net proceeds of this offering in connection with the repayment of all amounts outstanding under the Term Loan Facility and/or the repayment of certain amounts outstanding under the Revolving Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 (“FINRA Rule 5121”). Because the Notes to be offered will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. Those underwriters subject to FINRA Rule 5121 will not confirm sales of the Notes to any account over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting; Conflicts of Interest—Conflicts of Interest.”

Summary Historical Consolidated Financial Data

The summary consolidated financial data of WTW presented below as of and for each of the years in the three-year period ended December 31, 2019, have been derived from the audited consolidated financial statements of Willis Towers Watson Public Limited Company, which are incorporated herein by reference, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). During 2019 and 2018, WTW adopted Financial Accounting Standards Board-issued Accounting Standard Codification (“ASC”) 842, Leases and ASC 606, Revenue from Contracts with Customers, respectively. Financial information presented for years prior to the respective adoptions has not been adjusted in accordance with the provisions of those new standards.

The summary consolidated financial data of WTW presented below as of March 31, 2020 and 2019 and for the three months ended March 31, 2020 and 2019, have been derived from the unaudited interim financial statements of Willis Towers Watson Public Limited Company, which are incorporated herein by reference, which have been prepared in accordance with U.S. GAAP. Our unaudited interim financial statements were prepared on the same basis as the audited annual financial statements, and, in the opinion of management, include all adjustments, consisting of normal, recurring adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of the results to be expected for an entire year, and our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

The summary consolidated financial data presented below as of and for each of the three years ended December 31, 2019, and as of and for the three months ended March 31, 2020 and 2019 should be read in conjunction with our audited and unaudited financial statements and the related Notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in our 2019 Form 10-K (as defined herein) and our 2020 First Quarter Form 10-Q (as defined herein), respectively. See “Incorporation by Reference.”

Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC (“Rule 3-10”), we historically had not included separate complete consolidated financial statements for Willis North America Inc. or any of the Guarantors (other than Willis Towers Watson Public Limited Company) in our periodic Exchange Act filings. Prior to adopting the amendment to Rule 3-10 promulgated by the SEC on March 2, 2020 for our 2020 First Quarter Form 10-Q, we included condensed consolidating financial information in our periodic Exchange Act filings that presented information for Willis Towers Watson Public Limited Company (on a stand-alone basis); the Guarantors (other than Willis Towers Watson Public Limited Company); Willis North America Inc. (on a stand-alone basis); and other subsidiaries of Willis Towers Watson Public Limited Company that are not Guarantors—see Note 23 to our audited consolidated financial statements for each of the years in the three-year period ended December 31, 2019, and as of December 31, 2019 and 2018 incorporated by reference in this prospectus supplement from our 2019 Form 10-K. Beginning with our 2020 First Quarter Form 10-Q, we present the summarized financial information of Willis North America Inc. and the other Guarantors (other than Willis Towers Watson) in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our periodic Exchange Act filings in accordance with Rule 3-10, as amended.

	Three Months Ended March 31 (unaudited)		Year Ended December 31,
	2019	2020	2017	2018	2019
	(in millions, except per share data)
Statement of Operations Data
Total revenue	$2,312	$2,466	$8,202	$8,513	$9,039
Income from operations	359	360	516	809	1,329
Income from operations before income taxes	360	391	492	851	1,322
Net income	293	313	592	715	1,073
Net income attributable to Willis Towers Watson	$287	$305	$568	$695	$1,044
Earnings per share—basic	$2.21	$2.36	$4.21	$5.29	$8.05
Earnings per share—diluted	$2.20	$2.34	$4.18	$5.27	$8.02
Average number of shares outstanding
—basic	130	130	135	131	130
—diluted	130	130	136	132	130
Balance Sheet Data (end of period)
Goodwill	$10,456	$11,162	$10,519	$10,465	$11,194
Other intangible assets, net	3,187	3,360	3,882	3,318	3,478
Total assets(i)	35,893	37,727	32,458	32,385	35,426
Total equity	10,214	10,389	10,249	9,971	10,369
Long-term debt	4,518	5,177	4,450	4,389	5,301
Current debt	187	697	85	186	316
Additional paid-in capital	10,630	10,703	10,538	10,615	10,687
Total Willis Towers Watson shareholders’ equity	10,092	10,263	10,126	9,852	10,249

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2019	2020	2017	2018	2019
	(in millions, except per share and ratio data)
Other Financial Data
Capital expenditures (excluding capitalized software and capital leases)	$57	$66	$300	$268	$246
Cash dividends declared per share	0.65	0.68	2.12	2.40	2.60
Adjusted EBITDA(ii)	601	680	1,901	2,036	2,300
Annual Ratio of Debt to Adjusted EBITDA(ii)	—	—	2.39x	2.25x	2.44x

(i)

We collect premiums from insureds and, after deducting our commissions, remit the premiums to the respective insurers; the Company also collects claims or refunds from insurers which it then remits to insureds. Uncollected premiums from insureds and uncollected claims or refunds from insurers (“fiduciary receivables”) are recorded as fiduciary assets on the Company’s consolidated balance sheet. Unremitted insurance premiums, claims or refunds (“fiduciary funds”) are recorded within fiduciary liabilities.

(ii)

We consider Adjusted EBITDA to be an important financial measure, which is used to internally evaluate and assess our core operations, to benchmark our operating results against our competitors, and to evaluate and measure our performance-based compensation plans. Adjusted EBITDA is defined as net income adjusted for provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration expenses, significant litigation settlements, significant pension settlement and curtailment gains and losses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.

However, Adjusted EBITDA is not prepared in accordance with U.S. GAAP, and should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with U.S. GAAP.

We present such non-U.S. GAAP financial measures, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a U.S. GAAP basis.

Our management uses Adjusted EBITDA as a measure of operating performance to provide consistency and comparability with past financial performance and to facilitate a comparison of our current results with those of other periods.

Management also believes Adjusted EBITDA is useful to investors in evaluating our operating performance because securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our future requirements for contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or requirements for, our working capital;

•	Adjusted EBITDA does not reflect interest expense or principal payments on our debt;

•	Adjusted EBITDA does not reflect payments for income taxes;

•	Adjusted EBITDA does not reflect any replacements of tangible or intangible assets; and

•	other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

Reconciliations of net income to Adjusted EBITDA for the three months ended March 31, 2020 and March 31, 2019, and for the years ended December 31, 2019, December 31, 2018 and December 31, 2017 are as follows:

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2019	2020	2017	2018	2019
	(in millions)
NET INCOME	$293	$313	$592	$715	$1,073
Provision for/(benefit from) income taxes	67	78	(100)	136	249
Interest expense	54	61	188	208	234
Depreciation(i)	54	98	203	208	240
Amortization	127	121	581	534	489

EBITDA	595	671	1,464	1,801	2,285
Restructuring costs	—	—	132	—	—
Transaction and integration expenses	6	9	269	202	13
Provisions for significant litigation	—	—	11	—	—
Pension settlement and curtailment gains and losses	—	—	36	24	—
(Gain)/loss on disposal of operations	—	—	(13)	9	2
Venezuela currency devaluation	—	—	2	—	—

Adjusted EBITDA	$601	$680	$1,901	$2,036	$2,300

(i)	Includes abandonment of long-lived asset of $35 million for the three months ended March 31, 2020.

RISK FACTORS

You should carefully consider these risk factors, the risk factors in the accompanying prospectus, the risks described in the documents incorporated by reference in this prospectus, and all of the other information herein and therein before making an investment decision. See the section entitled “Risk Factors” in our 2019 Form 10-K, our 2020 First Quarter Form 10-Q and our Preliminary Proxy (as defined herein), which are incorporated herein by reference, for additional risk factors that affect us, including, but not limited to, risks relating to our business and risks related to our jurisdiction of incorporation.

Risks Related to the Notes

The Issuer, Willis North America Inc., is a holding company and therefore depends on its subsidiaries to service its obligations under the Notes and other indebtedness. The Issuer’s ability to repay the Notes depends upon the performance of its subsidiaries and their ability to make distributions to the Issuer. Similar constraints apply with respect to the guarantees.

The Issuer depends on its subsidiaries, which conduct the operations of our North American business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the Notes. However, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the Notes. In addition, legal restrictions and contractual restrictions in agreements governing future indebtedness, as well as financial condition and operating requirements of the Issuer’s subsidiaries, may limit the Issuer’s ability to obtain cash from these subsidiaries. The earnings from, or other available assets of, the Issuer’s subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable the Issuer to make payments in respect of the Notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the future indebtedness of the Issuer’s subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund interest and principal payments on the Notes offered hereby when due.

Because Parent is also a holding company, and the other Guarantors of the Notes are all direct and indirect subsidiaries of Parent and are also holding companies, the restrictions and constraints described above apply similarly to Parent’s and the other Guarantors’ ability to perform their obligations under the guarantees, including with respect to payments of principal and interest under the Notes.

U.S. federal and state statutes and applicable UK, Irish and Dutch law may allow courts, under specific circumstances, to void, vary or subordinate guarantees and require noteholders to return payments received from Guarantors.

The Issuer is a Delaware corporation. Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are Irish companies. Willis Netherlands Holdings B.V. is a company incorporated under the laws of the Netherlands. Each other Guarantor is a company organized under the laws of England and Wales.

Under English insolvency law, the liquidator or administrator of a company in liquidation or administration (respectively) may apply to the court to void or vary a transaction entered into by such company at an undervalue, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction (there is a presumption of insolvency where the party to such transaction is a ‘connected person’ (as defined in the UK Insolvency Act 1986)). A transaction at an undervalue includes a transaction involving a gift by the company or where the company received consideration of significantly less value than the benefit given by such company. A transaction at an undervalue entered into within two years prior to the onset of insolvency could be challenged.

Separately, a transaction at an undervalue which was entered into with the intention of placing assets out of the reach of a particular party, or to otherwise prejudice a party’s interest in relation to a claim, could be challenged by that party (with the leave of the court), a liquidator, administrator, the Financial Conduct Authority or Pensions Regulator, as a transaction which defrauds creditors, whether or not the company ever entered into a formal insolvency process. A court generally will not make an order to set aside a transaction at an undervalue if the company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

An administrator or liquidator may also apply to court to set aside an action which puts a creditor, surety or guarantor into a better position at the expense of other creditors (known as a preference), where such company had a desire to prefer that party, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction, and such transaction occurs up to two years prior to the onset of insolvency if the preferred party is a ‘connected person’ (as defined in the UK Insolvency Act 1986) (or six months prior to the onset of insolvency if the preferred party is not connected).

Furthermore, obligations under guarantees may not be enforceable in all circumstances under English law. For example, there is a risk that a guarantee from an English company may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the guarantor. Where an English guarantor is a direct or indirect holding company of the subsidiary whose debts are being guaranteed, there is less risk of an absence of a corporate benefit on the basis that the holding company could justify the decision to give a guarantee to protect or enhance its investment in its direct or indirect subsidiary.

The laws of Ireland, the jurisdiction in which Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are organized, may limit their ability to guarantee debts. Furthermore, obligations under guarantees may not be enforceable in all circumstances under Irish law. For example, there is a risk that a guarantee from an Irish company may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the guarantor or that it is not for the purpose of carrying on the business of the guarantor. Where an Irish guarantor is a direct or indirect holding company of the subsidiary whose debts are being guaranteed, there is less risk of an absence of a corporate benefit on the basis that the holding company could justify the decision to give a guarantee to protect or enhance its investment in its direct or indirect subsidiary.

In addition, pursuant to Section 604 of the Irish Companies Act 2014, if an Irish company goes into liquidation any payment or any act by it (usually an absolute transfer or a mortgage) relating to property in favour of any creditor which was made or done at a time when the company was unable to pay its debts as they fell due with a view to preferring that creditor over its other creditors and within six months (or two years if that creditor is a “connected person” as defined in Section 559(1) of the Irish Companies Act 2014) before the onset of the liquidation, shall be an unfair preference and invalid.

Also, in circumstances where an Irish company is or is likely to be unable to pay its debts, then that company, the directors of that company, a contingent, prospective or actual creditor of that company, or certain shareholders of that company may be entitled to petition the court for the appointment of an examiner to the company. The examiner, once appointed, has the power to set aside contracts and arrangements entered into by the company after this appointment and, in certain circumstances, can avoid a negative pledge given by the company prior to this appointment. No proceedings of any sort may be commenced against an Irish company in examinership (for the duration of the period of protection afforded to the company by the appointment of an examiner). If an examiner is appointed to an Irish guarantor, there may be a delay in enforcing payment obligations contained in a guarantee given by any such guarantor. There is also the potential risk that a compromise or scheme of arrangement will be approved in the examinership involving the writing down or rescheduling of any payment obligations owed by an Irish guarantor under a guarantee.

The laws of the Netherlands, the jurisdiction in which Willis Netherlands Holdings B.V. is incorporated, may limit its ability to guarantee debts. These limitations arise under various provisions and principles of corporate law.

If a Dutch entity enters into a transaction (such as the granting of a guarantee), the validity and enforceability of the relevant transaction may be contested by the Dutch entity or its administrator (bewindvoerder) in a moratorium of payments or its trustee in bankruptcy (curator), if (i) that transaction is not in the Dutch entity’s corporate interest (vennootschappelijk belang) and (ii) the other party to the transaction knew or should have known this without performing its own investigation (wist of zonder eigen onderzoek moest weten). In determining whether the granting of a guarantee is in the interest of the Dutch entity, a Dutch court would not only consider the text of the company’s objects clause in the articles of association of the Dutch entity, but also all relevant circumstances of the particular case, including whether the Dutch entity derives certain commercial benefits from the transaction in respect of which the guarantee was granted and any indirect benefit derived by the Dutch entity as a consequence of the interdependence of it with the group of companies to which the Dutch entity belongs and whether or not the subsistence of the Dutch entity is jeopardized by conducting such transaction. The issuing of a guarantee falls within article 3 of the objects clause (doelomschrijving) of the articles of association of Willis Netherlands Holdings B.V. The mere fact that a certain legal act (rechtshandeling) falls within the objects clause included in the articles of association of a Dutch entity, may not be conclusive evidence to state that such legal act is in the corporate interest of the Dutch entity. The management of the Dutch entity must consider whether the granting of the guarantee of the Notes actually fulfils the material interests of such Dutch entity.

In connection with potential local law restrictions, the guarantees will contain language limiting the amount of debt guaranteed. However, it is not clear under Dutch law to what extent such contractual limitations can remove the risks connected with upstream, cross-stream and third party guarantees. Furthermore, there can be no assurance that a third-party creditor would not challenge the guarantees and prevail in court.

Pursuant to Dutch law, and to the extent Dutch law applies, a legal act performed by a Dutch entity (including, without limitation, an agreement pursuant to which it guarantees the performance of the obligations of a third party) can be challenged and may, in certain circumstances, be nullified (vernietigd) by a trustee in bankruptcy (curator). The Dutch law provisions on fraudulent conveyance (actio pauliana) may apply in case of bankruptcy or outside bankruptcy, which may offer creditors protection against a decrease in their means of recovery.

Pursuant to Dutch fraudulent conveyance rules (actio pauliana) in bankruptcy: any legal act performed by a Dutch bankrupt entity prior to the onset of its bankruptcy may be nullified (vernietigd) by the bankruptcy trustee, if (i) the Dutch entity performed such act without an obligation to do so (onverplicht), (ii) any creditors of the Dutch entity were prejudiced as a consequence of the act, and (iii) at the time the act was performed both the Dutch entity and (unless the act was for no consideration (om niet)) the party with or towards which it acted, knew or should have known that one or more of the Dutch entity’s creditors (existing or future) would be prejudiced. Such knowledge is presumed by Dutch law in the event that the legal act by which the creditors have been prejudiced has been performed within a period of one year before the bankruptcy date in respect of, inter alia, legal acts for the payment or safeguarding of a debt that was not due and payable. In addition, in the case of such a bankruptcy, the trustee in bankruptcy (curator) may nullify the Dutch entity’s performance of any obligation which is due and payable (including (without limitation) an obligation to provide security for any of its or a third party’s obligations) if (i) the payee (hij die betaling ontving) knew that a request for bankruptcy had been filed at the moment of payment, or (ii) the performance of the obligation was the result of a consultation between the Dutch entity and the payee with a view to give preference to the latter over the Dutch entity’s other creditors.

Outside bankruptcy, the creditors may invoke the nullification of a non-obligatory (onverplichte) legal act performed by a Dutch entity provided that the Dutch entity knew or should have known that one or more of the Dutch entity’s creditors (existing or future) would be prejudiced. Any reciprocal legal act (anders dan om niet) entered into by and between the Dutch entity and its creditors can only be nullified (vernietigd) if, in addition to the Dutch entity, also the relevant creditor, knew or should have known that this legal act would be prejudicial to the Dutch entity’s creditors. Under certain circumstances, such knowledge is presumed by law in the event that the legal act by which the creditors have been prejudiced has been performed within a period of one year before invoking the ground of annulment of the legal act.

Under the U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the Guarantor if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

On the basis of historical financial information, recent operating history and other factors, we believe, after giving effect to the debt incurred by us and the Guarantors in connection with this offering of Notes, neither we nor the Guarantors will be insolvent, will have unreasonably small capital for the business in which we are engaged or will have incurred debts beyond each of our ability to pay such debts as they mature. We believe that the guarantees will not be issued at less than fair value, that they are being issued in good faith for purposes of carrying on the Guarantors’ business and that there are reasonable grounds for believing that this offering of Notes will benefit the Guarantors. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

English law, Irish law and Dutch law differ from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to effect service of process within the United States on us or to enforce court judgments obtained in the United States against us in England, Ireland or the Netherlands based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of England, the courts of Ireland or the courts of the Netherlands would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws.

Awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England or Ireland. Investors may also have difficulties enforcing, in original actions brought in jurisdictions outside the United States, liabilities under the U.S. securities laws.

We have been advised that the United States currently does not have a treaty with England and Wales or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not be directly enforceable in England or in Ireland. While not directly enforceable, it is possible for a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability to be enforced in England or in Ireland through common law rules. However, this process is subject to numerous established principles and would involve the commencement of a new set of proceedings in each of England and Ireland to enforce the judgment.

We have also been advised that the United States currently does not have a treaty with the Netherlands regarding the recognition and enforcement of judicial decisions between the United States and the Netherlands. Therefore, an executable judgment rendered by any U.S. federal or state court would not automatically be enforceable in the Netherlands. However, a final judgment obtained in a U.S. federal or state court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in the United States with respect to the payment of obligations of a Dutch entity under the documents expressed to be subject to U.S. federal or state securities laws would generally be upheld and be regarded by a Dutch court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a U.S. federal or state court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if (i) that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due justice, its contents and enforcement do not conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a criminal law or revenue or other public law nature, (ii) the jurisdiction of the competent court has been based on grounds that are internationally acceptable, (iii) the judgment was rendered in legal proceedings that comply with the standards of the proper administration of justice that includes sufficient safeguards (behoorlijke rechtspleging) and (iv) the judgment is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgement in the Netherlands. Any enforcement of foreign judgments in the Netherlands will be subject to the applicable rules of civil procedure in the Netherlands. A Dutch court has the authority to make an award in a foreign currency. However, enforcement against assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed in Dutch legal tender and the applicable rate of exchange prevailing at the date of payment.

Enforcement of obligations before a Dutch court will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in Dutch courts, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defenses such as set off (unless validly waived) and counter-claim; specific performance may not always be awarded.

The Issuer may not be able to repurchase the Notes upon a change of control.

Under certain circumstances, and upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the Notes upon a change of control because the Issuer may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control. Accordingly, the Issuer may not be able to satisfy its obligations to purchase the Notes unless it is able to refinance or obtain waivers under the instruments governing that indebtedness. The Issuer’s failure to repurchase the Notes upon a change of control would cause a default under the indenture and a cross-default under the instruments governing our Revolving Credit Facility and the indentures governing the Willis Towers Watson Group Debt Securities. The instruments governing the Revolving Credit Facility also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings and commitments thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

Changes in our credit ratings may adversely affect your investment in the Notes.

The ratings of debt rating agencies assigned to the Notes are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market prices or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such ratings may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the Notes and increase our corporate borrowing costs.

An active trading market may not be maintained for the Notes and you may not be able to resell your Notes.

The Notes will be registered under the Securities Act, and, although we expect the additional Notes to be fungible with the Existing Notes, we cannot assure you as to:

•	the liquidity of any trading markets that may be maintained;

•	the ability of holders to sell their Notes; or

•	the prices at which the holders would be able to sell their Notes.

Although we intend to list the additional Notes for trading on the TISE with the Existing Notes listed thereunder, no assurance can be given that active trading markets for the Notes will develop or be maintained.

The liquidity of the trading markets, if any, and future trading prices will depend on many factors, including, among other things, prevailing interest rates, the outstanding amount of Notes, the market for similar notes and our financial performance.

We understand that the underwriters presently intend to make markets in the Notes. However, they are not obligated to do so, and any market-making activity with respect to the Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the offering of the Notes. We cannot assure you that active trading markets will exist for the Notes or that any trading markets that do develop will be liquid.

Strategic and Operational Risks

We have been impacted by the COVID-19 pandemic and may be materially and adversely impacted by it in the future.

Recently, the COVID-19 pandemic has had an adverse impact on global commercial activity, including the global supply chain; and has contributed to significant volatility in financial markets, including, among other effects, a decline in equity markets, changes in interest rates and reduced liquidity. It has also resulted in increased travel restrictions and extended shutdowns of businesses in various industries including, among others, travel, trade, tourism, health systems and food supply, and significantly reduced overall economic output. As such, there is a risk that COVID-19 could have a material adverse impact on client demand and cash flow.

COVID-19 risks could magnify other risks discussed in this prospectus supplement and in any of our SEC filings. For example, the effectiveness of external parties, including governmental and non-governmental organizations, in combating the spread and severity of COVID-19 could have a material impact on demand for our business. In addition, steps taken by market counterparties such as (re)insurance carriers to limit their exposures to COVID-19 and related risks could have an impact on their willingness to provide or renew coverage for our clients on historical terms and pricing, which could again impact demand for our business. Coverage disputes arising out of the pandemic could also increase our professional liability risk by increasing the frequency and severity of allegations by others that, in the course of providing services, we have committed errors or omissions for which we should have liability. Also, travel restrictions have caused the postponement or cancellation of various conferences and meetings around the world and adversely impacted sales activity. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19 on our business. Nevertheless, COVID-19 presents material uncertainty and risk with respect to demand for our products and services.

In addition, COVID-19 could materially disrupt our own business operations and the services we provide, as well as the business operations of our clients, suppliers and other third parties with whom we interact. As an increasing percentage of our colleagues work remotely, we face resiliency risks, such as the risk that our information technology platform could potentially be inadequate to support increasing demand, as well as the risk that unusual working arrangements could impact the effectiveness of our operations or controls. We may also make fewer information technology-based investments than previously anticipated, which could potentially create business operational risk. In addition, we depend on third-party platforms and other infrastructure to provide certain of our products and services, and such third-party infrastructures face similar resiliency risks. Also, a potential COVID-19 infection of any of our key colleagues could materially and adversely impact our operations. Further, it is possible that COVID-19 causes us to close down call centers and other processes on which we rely, or impacts processes of third-party vendors on whom we rely, which could also materially impact our operations. The rapidly evolving changes in financial markets could also have a material impact on our own hedging and other financial transactions, which could impact our liquidity. In addition, it is possible that COVID-19 restrictions could create difficulty for satisfying our legal or regulatory filing or other obligations, including with the SEC and other regulators.

All of the foregoing events or potential outcomes, including in combination with other risk factors included in our 2019 Form 10-K and our 2020 First Quarter Form 10-Q, which are incorporated herein by reference, could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition. In addition, such events and outcomes could potentially impact our reputation with clients and regulators, among others.

Risks Related to the Aon Merger

The Aon Merger may not occur at all or may not occur in the expected time frame, this offering of the Notes is not conditioned upon the consummation of the Aon Merger and there will not be any special mandatory redemption right if the Aon Merger does not occur.

We recently announced our entry into the Merger Agreement with Aon. The proposed transaction with Aon entails important risks, including, among others: the risk that we are unable to obtain the requisite shareholder or regulatory approvals or satisfy all of the other conditions required to consummate the proposed transaction on the proposed terms and schedule, if at all; the risk that we and Aon are unable to successfully integrate our combined operations and employees and realize the proposed transaction’s benefits, including potential synergies, or that we are unable to realize such benefits at the times and to the extent anticipated or that results are different from those contained in forecasts when made; the risk that transaction and/or integration costs or synergies are greater than expected, including as a result of conditions regulators put on any approvals of the transaction; the potential impact of the announcement and/or consummation of the proposed transaction on relationships, including with employees, suppliers, clients and competitors; the risk that we and/or the combined company will not have the ability to hire and retain key personnel; the risk that management’s attention is diverted from other matters; the risks posed by changes in general economic, business and political conditions, including changes in the financial markets and any epidemic, pandemic or disease outbreaks; the risk of existing and potential litigation associated with the proposed transaction; the fact that the business combination agreement subjects the Company to various significant restrictions on its operations between signing and closing (including, among others, with respect to share repurchases, the incurrence of debt above thresholds or the acquisition or disposition of assets above specified thresholds, or specified changes to compensation and benefit programs); the risk of disruptions from the proposed transaction that impact our and/or Aon’s business, including current plans and operations; the risk posed by extensive government regulation on our business and/or the business of the combined company; the risk of adverse effects on the market price of Aon’s and the Company’s securities and on Aon’s and the Company’s operating results for any reason; and other risks described in the Company’s SEC filings, including definitive additional materials, the merger proxy statement and other filings generally applicable to significant transactions and related integrations that are or will be filed with the SEC.

The offering of the Notes is not conditioned upon consummation of the Aon Merger and the Notes will not be subject to a special mandatory redemption in the event the Aon Merger is not consummated.

Aon is not a guarantor of the Notes and will not be required to guarantee the Notes upon the consummation of the Merger, and the consummation of the Aon Merger will not constitute a Change of Control Triggering Event under the indenture governing the Notes as no Rating Decline has occurred.

If the Aon Merger is consummated, the Issuer, Willis Towers Watson (or its successor) and the other Guarantors will become wholly-owned subsidiaries of Aon. Aon is under no legal, regulatory, contractual or other obligation to guarantee the Notes. You should not base your investment decision on the assumption that Aon will provide such a guarantee. In addition, consummation of the Aon Merger will not constitute a Change of Control Triggering Event as a Ratings Decline has not occurred, as defined in the indenture that governs the Notes. Upon the occurrence of a “Change of Control Triggering Event,” as defined in the indenture that governs the Notes, with certain exceptions, each holder of the Notes will have the right to require us to purchase the Notes at a price equal to 101% of the principal amount thereof. See “Description of Notes—Definitions—Change of Control Triggering Event.”

USE OF PROCEEDS

The net proceeds from this offering, after deducting underwriter discounts and estimated offering expenses, will be approximately $280 million (net proceeds do not include accrued interest on the Notes from March 15, 2020 (the most recent interest payment date of the Existing Notes) to, but not including the date of delivery of the Notes, of approximately $1.7 million, payable to us on such date). We intend to use the net proceeds of this offering to (i) repay approximately $175 million principal amount under the Term Loan Facility and related accrued interest, which shall result in a payment in full of the Term Loan Facility and termination of the Term Loan Credit Agreement and related loan documents, (ii) repay approximately $105 million principal amount under the Revolving Credit Facility and related accrued interest and (iii) for general corporate purposes.

The final maturity date of the Term Loan Facility is July 28, 2020. The effective interest rate of loans under the Term Loan Facility was 1.40% at May 15, 2020.

The final maturity date of the Revolving Credit Facility is March 7, 2022. The effective interest rate of loans under our Revolving Credit Facility was approximately 1.43% at May 15, 2020. We may continue to draw down any amounts repaid under our Revolving Credit Facility for any permitted purpose thereunder.

Certain underwriters in this offering and/or their affiliates are expected to receive at least 5% of the net proceeds of this offering in connection with the repayment of all amounts outstanding under the Term Loan Facility and/or the repayment of certain amounts outstanding under the Revolving Credit Facility. See “Underwriting; Conflicts of Interest—Conflicts of Interest.”

CAPITALIZATION

The following table presents the consolidated capitalization of Willis Towers Watson Public Limited Company as of March 31, 2020, (a) on a historical basis and (b) on an as adjusted basis to give effect to:

•	this offering;

•

the repayment of approximately $175 million principal amount of our Term Loan Facility (and accrued interest thereon) with the proceeds of this offering, which shall result in a payment in full of the Term Loan Facility and termination of the Term Loan Credit Agreement and related loan documents; and

•	the repayment of approximately $105 million principal amount of our Revolving Credit Facility (and accrued interest thereon) with the proceeds of this offering. See “Use of Proceeds.”

You should read this table in conjunction with our unaudited condensed consolidated financial statements for the three months ended March 31, 2020 and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference from our 2020 First Quarter Form 10-Q.

	As of March 31, 2020	Adjusted, as of March 31, 2020
	($ in millions)
Cash:
Cash and cash equivalents	$898	$898

Debt(i):
Revolving Credit Facility(ii)	$396	$290
Term Loan Facility(iii)	174	—
Collateralized Facility(iv)	77	77
5.750% Senior Notes due 2021	499	499
3.500% Senior Notes due 2021	448	448
2.125% Senior Notes due 2022(v)	590	590
4.625% Senior Notes due 2023	249	249
3.600% Senior Notes due 2024	646	646
4.400% Senior Notes due 2026	546	546
4.500% Senior Notes due 2028	595	595
2.950% Senior Notes due 2029 (Existing Notes)	446	446
6.125% Senior Notes due 2043	271	271
5.050% Senior Notes due 2048	395	395
3.875% Senior Notes due 2049	542	542
2.950% Senior Notes due 2029(vi) (offered hereby)	—	280

Total debt	$5,874	$5,874

Shareholders’ equity:
Total Willis Towers Watson shareholders’ equity	10,263	10,263
Non-controlling interests	126	126

Total equity	10,389	10,389

Total capitalization	$16,263	$16,263

(i)

The Company adopted Financial Accounting Standards Board-issued Accounting Standards Update No. 2015-03 “Simplifying the Presentation of Debt Issuance Costs” and therefore debt issuance costs related to the recognized debt liability are reported in the balance sheet as a direct deduction from the face amount of that liability.

(ii)	The Revolving Credit Facility provides availability of $1.25 billion.
(iii)	As of March 31, 2020, we had $175 million principal amount outstanding under the Term Loan Facility, net of debt issuance costs of approximately $1 million.
(iv)	At March 31, 2020, the Company had $119 million of renewal commissions receivables pledged as collateral for this debt facility of an entity acquired in connection with the TRANZACT acquisition.
(v)	The 2.125% Senior Notes due 2022 were issued in Euro (€540 million).
(vi)	Net proceeds of the offering includes a premium amount which results in a proceeds amount in excess of the principal amount of the Notes.

DESCRIPTION OF OTHER DEBT

The following is intended to provide a summary of certain of the terms of the agreements and instruments that govern our material outstanding indebtedness described below. The following is only a summary, is not a complete description of all the terms of such agreements and instruments and is qualified in its entirety by reference to the full text of the agreements and instruments that govern our material outstanding indebtedness and the agreements and instruments, which are filed with the SEC as exhibits to our 2019 Form 10-K. Additionally, capitalized terms used in this “Description of Other Debt” section but not otherwise defined, are as defined in the relevant agreement or instrument. Readers should review the agreements and instruments for a complete understanding of their terms and conditions.

Credit Facilities

General Description

Revolving Credit Facility

Parent and Trinity Acquisition plc are parties to an amended and restated credit agreement dated as of March 7, 2017 (the “Amended and Restated Parent Credit Agreement”), with certain senior lenders and Barclays Bank PLC, as administrative agent, pursuant to which the lenders named therein provided us with $1.25 billion in financing through the Revolving Credit Facility. The Amended and Restated Parent Credit Agreement refinanced that certain credit agreement dated as of December 16, 2011, which consisted of (a) a $500 million senior revolving credit facility (the “Original Revolving Credit Facility”) and (b) a $300 million senior term loan facility (with a balance of $220 million outstanding prior to repayment) (the “Original Term Loan Facility”; together with the Original Revolving Credit Facility, the “Original Credit Facilities”). The final maturity date of the Revolving Credit Facility is March 7, 2022, being the date that is five years from the closing date of the Amended and Restated Parent Credit Agreement.

Term Loan Facility

In connection with the acquisition of TRANZACT, Parent, Trinity Acquisition plc and the Issuer entered into a credit agreement dated as of April 25, 2019 (the “Term Loan Credit Agreement”), with certain lenders and Bank of America, N.A., as administrative agent, pursuant to which the lenders provided us with a $1.1 billion term loan credit facility (the “Term Loan Facility”). The final maturity date of the Term Loan Facility is July 28, 2020, being the date that is 364 days from the funding of the Term Loan Facility under the Term Loan Credit Agreement. The Term Loan Facility will be repaid with the net proceeds of this offering.

Conditions to Borrowings

Revolving Credit Facility

Drawdowns under the Revolving Credit Facility are subject to the conditions precedent that, among other things, on the date the drawdown is requested and on the drawdown date, (i) no default is continuing or would occur as a result of that drawdown and (ii) certain representations and warranties specified in the Amended and Restated Parent Credit Agreement are true and accurate in all material respects.

Interest Rates, Fees and Prepayments

Revolving Credit Facility

Amounts outstanding under the Revolving Credit Facility bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 1.00% to 1.75% and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” in effect for such day, and (iii) LIBOR plus 1.00%, plus

0.00% to 0.75%, in each case, based upon Parent’s guaranteed senior-unsecured long term debt rating. In addition, Trinity Acquisition plc will pay (a) a commitment fee equal to 0.10% to 0.25% of the committed amount of the Revolving Credit Facility that has not been borrowed and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit times (ii) 1.00% to 1.75%, in each case, based upon Parent’s guaranteed, senior-unsecured long term debt rating.

Voluntary prepayments are permitted under the Revolving Credit Facility without penalty or premium in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. In addition, the Revolving Credit Facility requires mandatory prepayment in certain circumstances.

Guarantees

All of Trinity Acquisition plc’s obligations under the Revolving Credit Facility are unconditionally guaranteed on a senior basis by (A) Parent, and (B) Trinity Acquisition plc’s affiliates: (i) Willis Group Limited, (ii) Willis Investment UK Holdings Limited, (iii) TA I Limited, (iv) Willis North America Inc., (v) Willis Netherlands Holdings B.V., (vi) Willis Towers Watson UK Holdings Limited and (vii) Willis Towers Watson Sub Holdings Unlimited Company.

Further Incremental Facilities and Maturity Extensions

Subject to compliance with certain customary conditions precedent, Parent and Trinity Acquisition plc have the right under the Revolving Credit Facility, from time to time and on one or more occasions, to add one or more incremental revolving facilities in an aggregate principal amount not to exceed $500 million. Parent and Trinity Acquisition plc also have the right, on up to two occasions, to request a further extension of the maturity date of the Revolving Credit Facility by one year, subject to certain requirements.

Covenants

Parent and Trinity Acquisition plc are subject to various affirmative and negative covenants and reporting obligations under the Revolving Credit Facility. These include, among others, limitations on subsidiary indebtedness, liens, sale and leaseback transactions, certain investments, fundamental changes, assets sales, restricted payments, and maintenance of certain financial covenants.

Events of Default

Events of default under the Revolving Credit Facility include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA (as defined herein) events and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions.

Term Loan Facility

Amounts outstanding under the Term Loan Facility bear interest, at the option of the Issuer and Trinity Acquisition plc, at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 0.75% to 1.375% and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” quoted by Bank of America, N.A., and (iii) LIBOR plus 1.00%, plus 0.00% to 0.375%, in each case, based upon Parent’s guaranteed senior-unsecured long term debt rating.

Voluntary prepayments are permitted under the Term Loan Facility without penalty or premium in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. The Term Loan Facility will be repaid with the net proceeds of this offering.

Guarantees

All of Trinity Acquisition plc’s and the Issuer’s obligations under the Revolving Credit Facility are unconditionally guaranteed on a senior basis by (A) Parent, and (B) Trinity Acquisition plc’s affiliates: (i) Willis Group Limited, (ii) Willis Investment UK Holdings Limited, (iii) TA I Limited, (iv) Willis Netherlands Holdings B.V., (v) Willis Towers Watson UK Holdings Limited and (vi) Willis Towers Watson Sub Holdings Unlimited Company.

Covenants and Events of Default

The Term Loan Credit Agreement contains covenants and events of default which are substantively the same as the covenants and events of default contained in the Amended and Restated Parent Credit Agreement.

Senior Debt Securities

In May 2017, Willis North America Inc. issued $650 million of 3.600% senior notes due 2024. In September 2018, Willis North America Inc. issued $600 million of 4.500% senior notes due 2028 and $400 million of 5.050% senior notes due 2048. In September 2019, Willis North America Inc. issued $450 million of 2.950% senior notes due 2029 and $550 million of 3.875% senior notes due 2049. Such senior notes are collectively referred to as the “Willis North America Debt Securities.”

In March 2011, Willis Towers Watson Public Limited Company, under the name Willis Group Holdings Public Limited Company, issued $500 million of 5.750% senior notes due 2021. The $500 million of 5.750% senior notes due 2021 are referred to as the “Willis Towers Watson Debt Securities.”

In August 2013, Trinity Acquisition plc issued $250 million of 4.625% senior notes due 2023 and $275 million of 6.125% senior notes due 2043. In March 2016, Trinity Acquisition plc issued $450 million of 3.500% senior notes due 2021 and $550 million of 4.400% senior notes due 2026. In May 2016, Trinity Acquisition plc issued € 540 million ($609 million) of 2.125% senior notes due 2022. Such senior notes are collectively referred to as the “Trinity Debt Securities” and, together with the Willis North America Debt Securities and Willis Towers Watson Debt Securities, the “Willis Towers Watson Group Debt Securities.”

The Willis Towers Watson Group Debt Securities are senior, unsecured obligations, ranking equal with all of Willis Towers Watson Group’s existing and future senior debt, senior in right of payment to all of Willis Towers Watson Group’s future subordinated debt and effectively subordinated to all of Willis Towers Watson’s future secured debt to the extent of the value of the assets securing such debt.

The Willis North America Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited, which collectively comprise all of the direct and indirect parent entities of Willis North America Inc.

The Willis Towers Watson Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc., which collectively comprise all of the direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company.

Willis North America Inc. may redeem the Willis North America Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

Willis Towers Watson Public Limited Company may redeem the Willis Towers Watson Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

Trinity Acquisition plc may redeem the Trinity Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

The Willis Towers Watson Group Debt Securities contain certain restrictive covenants which limit, subject to certain exceptions, the ability of Willis Towers Watson Public Limited Company and its subsidiaries to, among other things:

•	incur liens;

•	dispose of Significant Subsidiaries (as defined in the base indentures governing the Willis Towers Watson Group Debt Securities); and

•	merge, consolidate or sell assets.

The Willis Towers Watson Group Debt Securities also contain certain customary events of default.

Other Debt

An entity acquired in connection with the TRANZACT acquisition has a debt facility (the “Collateralized Facility”) with approximately $77 million principal amount outstanding as of March 31, 2020.

DESCRIPTION OF NOTES

The following is a description of the material terms of the Notes offered pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent, modifies the description of the general terms and provisions of the debt securities that is set forth in the accompanying prospectus under “Description of Securities.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement.

The additional Notes will be issued under the indenture, dated as of May 16, 2017 (the “base indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by the fourth supplemental indenture, dated as of September 10, 2019 (the “fourth supplemental indenture”), among the Issuer, the Guarantors and the trustee. In this section, we refer to the indenture, together with the fourth supplemental indenture, as the “indenture.” The additional Notes will form a single series of notes with the $450 million aggregate principal amount of 2.950% senior notes due 2029 that we issued on September 10, 2019 (the “Existing Notes” and together with the additional Notes, the “Notes”). The additional Notes will constitute “additional Notes” as such term is described in the fourth supplemental indenture. Accordingly, the additional Notes offered by this prospectus supplement will have terms that are identical to the terms of the Existing Notes (other than the initial offering price), have the same CUSIP number and will be fungible with the Existing Notes. Upon the issuance of the Notes offered hereby, the outstanding principal amount of our 2.950% senior notes due 2029 will be $725 million. The following statements with respect to the Notes are summaries of the provisions of the Notes and the indenture. We urge you to read such documents in their entirety because they, and not this description, will define your rights as holders of the Notes. A copy of the form of indenture is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

The Issuer previously issued and has outstanding $450 million aggregate principal amount of Existing Notes. The Issuer will issue the additional Notes in the principal amount of $275 million. As described under “—Further Issuances,” under the indenture the Issuer can issue additional Notes at later dates. In addition, the Issuer can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

The additional Notes will be issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount. The additional Notes will be represented by global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus supplement as DTC, as described under “—Book-Entry, Delivery and Form.”

The trustee, through its corporate trust office, is the Issuer’s paying agent and security registrar in respect of the Notes. The current location of such corporate trust office for such purposes is Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Seventh Floor, Minneapolis, MN 55415. So long as the Notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC.

The Notes will not be entitled to the benefit of any sinking fund.

Payments

The Notes will mature on September 15, 2029.

Interest on the Notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2020. The Issuer will pay interest to those persons who were holders of record of the

Notes on March 1 or September 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the additional Notes will accrue from March 15, 2020 (the most recent interest payment date of the Existing Notes). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional Notes will form a single series with the previously issued Notes, including for voting purposes; provided that if such additional Notes are not fungible with the previously issued Notes for U.S. federal income tax purposes, such additional Notes will be issued with a different CUSIP, ISIN, Common Code and/or other securities identifier than the identifier used for such previously issued Notes.

Ranking

The Notes are senior unsubordinated unsecured obligations of the Issuer and will be guaranteed on a senior unsubordinated unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited and will:

•	rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt, including the Willis North America Debt Securities;

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors, including the Willis Towers Watson Group Debt Securities and any debt under the Revolving Credit Facility;

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of March 31, 2020, after giving effect to this offering and the application of the net proceeds therefrom to repay all amounts outstanding under the Term Loan Facility (and accrued interest thereon) and to repay certain amounts outstanding under the Revolving Credit Facility (and accrued interest thereon), the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $5.8 billion.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes are only creditors of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all of the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, are structurally senior to the Notes.

As of March 31, 2020, after giving effect to this offering and the application of the net proceeds therefrom, including the repayment of all amounts outstanding under the Term Loan Facility (and accrued interest thereon) and the repayment of certain amounts outstanding under the Revolving Credit Facility (and accrued interest thereon), the non-guarantor subsidiaries of Parent had $77 million of outstanding third-party indebtedness, other than ordinary course trade payables. As of and for the three months ended March 31, 2020, the non-guarantor subsidiaries of Parent represented substantially all of the total assets and accounted for substantially all of the total revenue of Willis Towers Watson prior to consolidating adjustments.

The Issuer’s subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that the Issuer and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of the Issuer’s subsidiaries, in which case this debt would be effectively senior in right of payment to the Notes.

The Notes are obligations exclusively of the Issuer. Substantially all of its operations are conducted through its subsidiaries. Therefore, the Issuer’s ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Issuer. Certain laws restrict the ability of these subsidiaries to pay dividends and make loans and advances to the Issuer. In addition, such subsidiaries may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to the Issuer.

Guarantees

The Issuer’s obligations under the indenture are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors pursuant to the terms of the indenture. Each Guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

ranked pari passu with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such Guarantee, including such Guarantor’s guarantee of the Willis Towers Watson Group Debt Securities and such Guarantor’s guarantee under the Revolving Credit Facility;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such Guarantee; and

•	effectively subordinated to any future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

As of March 31, 2020, after giving effect to this offering and the application of the net proceeds therefrom to repay all amounts outstanding under the Term Loan Facility (and accrued interest thereon) and to repay certain amounts outstanding under the Revolving Credit Facility (and accrued interest thereon), the total outstanding debt of the Guarantors in the aggregate would have been approximately $2.8 billion.

The obligations of each Guarantor under its Guarantee are limited so as not to constitute a fraudulent conveyance under applicable foreign, U.S. Federal, state or other laws. Each Guarantor that makes a payment or distribution under its Guarantee is entitled to a contribution from the other Guarantors in a pro rata amount based on the net assets of each Guarantor determined in accordance with U.S. GAAP.

The Guarantee of a Guarantor (other than the Parent) will be deemed automatically discharged and released in accordance with the terms of the indenture:

•

upon the merger or consolidation of such Guarantor with or into any person other than the Issuer or a subsidiary or affiliate of the Issuer where such Guarantor is not the surviving entity of such consolidation or merger; or the sale, exchange or transfer to any person not an affiliate of the Issuer of all the capital stock in, or all or substantially all the assets of, such Guarantor, provided however, that in the case of each above, such merger, consolidation, sale, exchange or transfer is made in accordance with the indenture and the successor person or transferee has assumed all of the obligations of such Guarantor under the indenture and the securities; or

•	upon the release or discharge of the indebtedness that resulted in the obligation of the Guarantor to guarantee the Notes.

Optional Redemption

Prior to June 15, 2029 (the date that is three months prior to the scheduled maturity date for the Notes), we may, at our option, redeem the Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof). The redemption price will be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present value of (x) the payment on June 15, 2029 of principal of the Notes to be redeemed and (y) the payment of the remaining scheduled payments through June 15, 2029 of interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after June 15, 2029 (the date that is three months prior to the scheduled maturity date for the Notes), we may, at our option, redeem the Notes, in whole at any time or in part from time to time (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes mature on June 15, 2029) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors and one primary dealer of U.S. government securities in the United States (a “Primary Treasury Dealer”) selected by PNC Capital Markets LLC; provided, however, that if any of the forgoing ceases to be a Primary Treasury Dealer, the Issuer shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the Notes being redeemed.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of

Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

The Issuer will send a notice of redemption to each holder of Notes to be redeemed in accordance with the notice delivery procedures of DTC at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of Notes to be redeemed of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers’ certificate delivered to the trustee no later than two business days prior to the redemption date. Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes to be redeemed or portions thereof called for redemption. If fewer than all of the Notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called if the Notes to be redeemed are not so listed, by such method as the trustee deems fair and appropriate and in accordance with the applicable procedures of DTC. Neither the trustee nor any registrar shall be liable for any such selection.

Early Redemption for Tax Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time upon not less than 30 nor more than 60 days prior notice delivered electronically or by first-class mail, with a copy to the trustee, to the registered address of each holder or otherwise delivered in accordance with the applicable procedures of the depositary, if:

(i)

on the occasion of the next payment due under the Notes, the Issuer, or any Guarantor, has or is reasonably likely to become obliged to pay Additional Amounts (as defined below) as a result of any change in, or amendment to, the laws or regulations of a Taxing Jurisdiction (as defined below), or any change in the official application or official interpretation of such laws or regulations, which change or amendment is announced and becomes effective on or after the date of issuance of the Existing Notes; and

(ii)	such obligation cannot be avoided by the Issuer, or the relevant Guarantor, taking reasonable measures available to it;

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer, or a Guarantor, would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the giving of any notice of redemption pursuant to the indenture, the Issuer shall deliver to the trustee an officers’ certificate of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred. Notes redeemed pursuant to this provision will be redeemed at a redemption price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest thereon to the date of redemption and all Additional Amounts due on the date of redemption.

Purchase of Notes Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right to redeem the Notes as described above under the heading “—Optional Redemption,” the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will send a notice to each holder and the trustee describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 45 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Issuer’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee, the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

The paying agent will promptly pay, from funds deposited by the Issuer for such purpose, to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Certain Covenants

Limitation on Liens

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, other than a Permitted Lien, securing Debt upon any Capital Stock of any Significant Subsidiary of Parent that is owned, directly or indirectly, by Parent or any of its subsidiaries, in each case whether owned at the date of the original issuance of the Notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Parent or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Lien.

Limitation on Dispositions of Significant Subsidiaries

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of, and will not permit any Significant Subsidiary to issue, any Capital Stock of any Significant Subsidiary of Parent. Notwithstanding the foregoing limitation, (a) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock to any subsidiary of Parent, (b) any subsidiary of Parent may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities to Parent or another subsidiary of Parent, (c) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock, if the consideration received is at least equal to the fair market value (as determined by the board of directors of Parent acting in good faith) of such Capital Stock, and (d) Parent and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities if required by law or any regulation or order of any governmental or regulatory authority.

Notwithstanding the foregoing, Parent may merge or consolidate any of its Significant Subsidiaries into or with another one of its Significant Subsidiaries and may sell, transfer or otherwise dispose of its business in accordance with the provision described under “—Merger, Consolidation or Sale of Assets.”

Merger, Consolidation or Sale of Assets

The Issuer or any of the Guarantors, without the consent of any holder of outstanding Notes, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person; provided that:

(1)

the person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer or such Guarantor, as the case may be, substantially as an entirety:

(a)

is organized (i) in the case of the Issuer, under the laws of any United States jurisdiction, any state thereof or the District of Columbia or (ii) in the case of any Guarantor, England and Wales, Ireland, the Netherlands, Bermuda or any country that is a member of the European Monetary Union; and

(b)	expressly assumes the Issuer’s or such Guarantor’s obligations on the Notes and under the indenture;

(2)	after giving effect to the transaction, no event of default shall have happened and be continuing; and

(3)

certain other conditions are met, including in the case of a consolidation with or merger into a person organized other than under the laws of Ireland by Parent or the conveyance, transfer or lease by Parent of its properties and assets substantially as an entity to a person organized other than under the laws of Ireland that Parent shall have delivered, or have caused to be delivered, to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

Additional Amounts

With respect to any payments made by or on the behalf of the Issuer or a Guarantor in respect of the Notes or any Guarantee of the Notes, as applicable, the Issuer or such Guarantor will make all payments of principal of, premium, if any, and interest on (whether on scheduled payment dates or upon acceleration) and the redemption price, if any, payable in respect of any Note without deduction or withholding for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction in which the Issuer or such Guarantor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any political subdivision thereof or taxing authority therein and any jurisdiction through which any payment is made on behalf of the Issuer or any Guarantor (including the jurisdiction of any paying agent) (each, a “Taxing Jurisdiction”), upon or as a result of such payments, unless required by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Issuer or such Guarantor will pay such additional amounts (“Additional Amounts”) in order that the net amount received by each holder (including Additional Amounts), after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount that would have been received had such taxes not been imposed or levied; except that no such Additional Amounts shall be payable with respect to a payment made to a holder or beneficial owner of a Note:

•

to the extent that such Taxes are imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States, with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code (“FATCA”) and/or the UK’s International Tax Compliance Regulations 2015; or

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the existence of some connection between such holder or beneficial owner of such Note and the Taxing Jurisdiction imposing such Taxes other than the mere holding or enforcement of such Note or receipt of payments thereunder; or

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the failure of the holders or beneficial owners of such Note to comply with a reasonable written request by the Issuer (or its agent) to make a valid declaration of non-residence or any other claim or filing for exemption to which it is entitled (but only to the extent it is legally entitled to do so); or

•

that presents such Note for payment (where presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner of such Note would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period; or

•

in the case of a payment made by or on behalf of the Issuer or any Guarantor organized under the laws of the United States, any state thereof or the District of Columbia, with respect to any United States withholding taxes, so long as such withholding taxes are summarized in the prospectus supplement with respect to the Existing Notes in the discussion under the caption “Certain Material Income Tax Consequences—United States Taxation” or the Issuer or such Guarantor (pursuant to the applicable notice provision) provides reasonable notice regarding potential United States withholding taxes and requests holders and beneficial owners to provide applicable U.S. tax forms; or

•	any combination of the above.

As used herein and for purposes of the indenture and the Notes, any reference to the principal of and interest on the Notes and the redemption price, if any, shall be deemed to include a reference to any related Additional Amounts payable in respect of such amounts.

The Issuer will also pay any stamp, registration, excise or property taxes and any other similar levies (including any interest and penalties related thereto) imposed by any Taxing Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Guarantees, the indenture or any other document or instrument referred to therein.

The foregoing obligations will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor of the Issuer or any Guarantor.

Events of Default

Each of the following constitutes an event of default with respect to the Notes under the indenture:

•	a default in payment of interest (including Additional Amounts) on the Notes when due continued for 30 days;

•	a default in the payment of the principal of or premium, if any, on the Notes when due;

•

a default in the performance, or breach, of any other covenant of the Issuer or any Guarantor (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than the Notes) continued for 60 days after written notice from the trustee to the Issuer or the holders of 25% or more in principal amount of the Notes outstanding to the Issuer and the trustee, respectively;

•

a default under any Debt by the Issuer, any Guarantor or any of their respective subsidiaries that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $50 million or its foreign currency equivalent at the time, provided that the cure of such default shall remedy such Event of Default under this clause;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any Guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms.

If an event of default with respect to the Notes shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of the Notes then outstanding (with notice to the trustee) may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice. However, any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Notes may, by written notice rescind and annul such acceleration under certain circumstances. See “—Modification and Waiver” below.

The Issuer must file annually with the trustee an officers’ certificate stating whether or not it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture and, if so, specifying the nature and status of the default.

The indenture provides that the trustee, within 90 days after knowledge of our occurrence of a default, will send to all holders of the Notes notice of all defaults known to it, unless such default has been cured or waived; but in the case of a default other than in respect of the payment of the principal of or interest on the Notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes.

Modification and Waiver

Modification and amendments of the indenture may be made by the Issuer, any Guarantor, and the trustee with the consent of the holders of a majority in principal amount of the outstanding Notes affected provided, that no modification or amendment may, without the consent of the holder of each outstanding Note affected:

•	change the stated maturity of the principal of, or any installment of principal of, or interest on, the Notes;

•	reduce the principal amount of, or any premium or interest on, the Notes;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	impair the right to commence suit for the enforcement of any payment on or after the stated maturity thereof with respect to the Notes; or

•

reduce the percentage in principal amount of outstanding Notes, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Without the consent of any holder of outstanding Notes, the Issuer, any Guarantor, and the trustee may amend or supplement the indenture and the Notes to evidence the succession of another person to the Issuer or a Guarantor and the assumption of such successor to the obligations thereof in accordance with the indenture, to add to the covenants of the Issuer or a Guarantor for the benefit of the holders, to surrender any right or power conferred upon the Issuer or Guarantor, to add any additional events of default, to secure the Notes, to establish the form or terms of any new series of notes, to cure any ambiguity or inconsistency, to provide for the Notes in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities, including adding guarantees.

The holders of a majority in principal amount of the outstanding debt securities may on behalf of the holders of all debt securities waive any past default under the indenture and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security.

Satisfaction and Discharge of Indenture; Defeasance

The indenture with respect to the Notes may be discharged, subject to the terms and conditions as specified herein when:

•	all Notes, with the exceptions provided for in the indenture, have been delivered to the trustee for cancellation;

•	all Notes not theretofore delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year; or

•	certain events or conditions occur as specified in the indenture.

The Issuer can terminate all of its obligations under the indenture with respect to the Notes, other than the obligation to pay interest on, premium, if any, and the principal of the Notes and certain other obligations, known as “covenant defeasance,” at any time by:

•

depositing money or U.S. government obligations with the trustee in an amount sufficient in the written opinion of a nationally recognized firm of public accountants to pay the principal of and interest on the Notes to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

In addition, the Issuer can terminate all of its obligations under the indenture with respect to the Notes, including the obligation to pay interest on, premium, if any, and the principal of the Notes, known as “legal defeasance”, at any time by:

•

depositing money or U.S. government obligations with the trustee in an amount sufficient in the written opinion of a nationally recognized firm of public accountants to pay the principal of and interest on the Notes to their maturity, and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that (x) there has been a change in the U.S. federal income tax law since the date of the issuance of the Existing Notes or (y) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or other formal statement or action, in either case, to the effect that holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default known to the trustee, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default known to the trustee, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of the Issuer’s creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer or any of its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

The indenture also provides the trustee with certain rights and privileges.

Governing Law

The indenture is and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

DTC, New York, NY, will act as securities depository for the Notes. The Notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the Notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT LLC, and FINRA. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the global Notes will be limited to such extent.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC sends an Omnibus Proxy to the Issuer as soon as possible after the record date.

The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Issuer on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the Issuer’s responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Secondary market sales of book-entry interests in the Notes between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual Notes in exchange for the Global Security representing such Notes. In addition, the Issuer may, at any time and in its sole discretion and subject to DTC’s procedures, determine not to have the Notes represented by one or more Global Securities and, in such event, will issue individual Notes in exchange for the Global Security or Securities representing the Notes. Also, if an event of default with respect to the Notes shall have occurred and be continuing, the Issuer may, and upon the request of the trustee, shall execute, Notes in definitive form in exchange for the Global Security or Securities representing the Notes. Individual Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 above that amount.

Neither the Issuer nor the trustee will have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriter, dealers or agents are responsible for the accuracy or completeness of this information.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking SA”) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the United States.), to facilitate the initial issuance of book-entry securities and cross- market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement.

Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back- valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

Certain Definitions

Set forth below are certain of the defined terms used in the indenture.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including, without limitation, preferred stock and any debt security convertible or exchangeable into such equity interest.

“Change of Control” means the occurrence of any of the following:

(1)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent;

(2)	the first day on which Parent ceases to own, directly or indirectly, at least 80% of the outstanding Capital Stock of the Issuer; or

(3)	the adoption of a plan relating to the liquidation or dissolution of Parent.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Debt” means:

(a)

the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(b)

all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person;

(c)

all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e)

all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(f)	all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person); and

(g)	to the extent not otherwise included in this definition, hedging obligations of such person.

“Guarantee” means a guarantee on the terms set forth in the indenture by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Guarantor” means each of Willis Towers Watson Public Limited Company, an Irish company, Willis Towers Watson Sub Holdings Unlimited Company, an Irish Company, Willis Netherlands Holdings B.V., a company incorporated under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales, TA I Limited, a company organized and existing under the laws of England and Wales, Willis Group Limited, a company organized and existing under the laws of England and Wales, Willis Towers Watson UK Holdings Limited, a company organized and existing under the laws of England and Wales, Trinity Acquisition plc, a company organized and existing under the laws of England and Wales, and any other person that becomes a Guarantor pursuant to the indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Lien” means Liens on the Capital Stock of a Significant Subsidiary to secure Debt incurred to finance the purchase price of such Capital Stock; provided that any such Lien may not extend to any other property of Willis Towers Watson Public Limited Company or any other subsidiary of Willis Towers Watson Public Limited Company and provided further that such Debt matures within 180 days from the date such Debt was incurred.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)

if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c) (2) (vi) (F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Decline” means at any time during the period commencing on the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by Parent to effect a Change of Control, and ending 60 days thereafter (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that (a) the rating of the Notes shall be reduced by both Rating Agencies and (b) the Notes shall be rated below Investment Grade by each of the Rating Agencies.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and its successors.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of a specified person within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

Any Plan fiduciary that proposes to cause a Plan to purchase the Notes should consult with its counsel regarding the potential applicability of the fiduciary responsibility and prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or whether an exemption would be applicable to any such purchase of Notes. When considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any other Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Exemptions

The fiduciary of a Plan that proposes to purchase and hold any Notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit between a Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, the Company, the underwriters, the agents or any of their respective affiliates. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Company, the underwriters, the agents or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Issuer or the prospective investors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the Notes. These class exemptions include, without limitation, PTCE 75-1 respecting specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions that may relate to an investment in the Notes, provided that neither the Issuer nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction.

These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and Section 4975 of the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. Therefore, the fiduciary of a Plan that is considering acquiring and/or holding the Notes in reliance on any of these, or any other, PTCEs should carefully review the PTCE and consult with its counsel to confirm that it is applicable. There can be no, and we do not provide any, assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note each prospective investor and subsequent transferee will be deemed to have represented and warranted that either (i) such prospective investor or transferee is not acquiring or holding the Notes for or on behalf of, and no portion of the assets used by such prospective investor or transferee to acquire or hold the Notes constitutes assets of, any Plan or (ii) the acquisition, holding and subsequent disposition of the Notes by such prospective investor or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

Prospective investors of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of the Notes to a Plan is in no respect a representation by the Issuer or its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

Each Plan fiduciary (and each fiduciary for non-U.S., governmental or church plans subject to a Similar Law) should consult with its legal advisor concerning the potential consequences to the Plan under Section 406 of ERISA, Section 4975 of the Code or such Similar Laws of an investment in the Notes.

CERTAIN MATERIAL INCOME TAX CONSEQUENCES

United States Taxation

This section describes certain United States federal income tax consequences of the purchase, ownership and disposal of the Notes offered in this offering. It applies to you only if you are a beneficial owner of the Notes that acquires Notes in this offering at their initial offering price and you hold your Notes as capital assets for United States federal income tax purposes. This section does not address all of the United States federal income tax consequences that may apply to a holder that is subject to special tax rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank or other financial institution;

•	an insurance company;

•	a real estate investment trust or regulated investment company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns Notes as part of a straddle or conversion transaction for United States federal income tax purposes;

•	a United States holder (as defined below) whose functional currency for United States federal income tax purposes is not the U.S. dollar; or

•	certain former citizens or long-term residents of the United States.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. In addition, this section does not address all aspects of United States taxation that may be applicable to investors in light of their particular circumstances, including the effect of United States federal alternative minimum tax, gift or estate tax laws, or any state or local tax laws.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

This section does not address the 3.8% United States federal income tax on net investment income of certain United States persons. Investors should consult their own advisors regarding the possible application of this tax.

Please consult your own tax advisor concerning the consequences of purchasing, owning or disposing of the Notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996 and made a valid election to continue to be treated as a domestic trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Additional Payments. In certain circumstances, the Issuer may be obligated or elect to pay amounts in excess of stated principal on the Notes. See “Description of Notes—Optional Redemption” and “—Purchase of Notes Upon a Change of Control Triggering Event.” The Issuer believes that the possibility of any such payment is remote and therefore the rules governing contingent payment debt instruments should not apply to the Notes. The Issuer’s position is binding on a United States holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The U.S. Internal Revenue Service (the “IRS”), however, may take a different position, which could require a United States holder to accrue income on its Notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. The discussion herein assumes that the Notes will not be treated as contingent payment debt instruments.

Payments of Interest. Except as described below with respect to pre-issuance accrued interest, interest on a Note (including Additional Amounts, if any, and without reduction for any amounts withheld) will generally be taxable to you as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States federal income tax purposes. Any non-United States withholding taxes imposed with respect to such payments of interest (including Additional Amounts, if any) may not be taken as a credit against your United States tax liability with respect to such payments. A portion of the price paid for the Notes will be allocable to interest that accrued prior to the date the Notes are purchased, or the “pre-issuance accrued interest.” A United States holder’s tax basis in the Notes will not include the portion of purchase price allocable to the pre-issuance accrued interest. We intend to take the position that, on the first interest payment date, a portion of the interest received in an amount equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the Notes. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received. United States holders should consult their tax advisors with regard to the tax treatment of the pre-issuance accrued interest on the Notes.

Amortizable Bond Premium. If your initial purchase price for a Note (excluding an amount equal to the pre-issuance accrued interest) exceeds the stated principal amount of such Note, you will be considered to have amortizable bond premium equal to such excess. You generally may elect to amortize any bond premium over the remaining term of such Note on a constant yield method (based on the Note’s yield to maturity) as an offset to interest when includible in income under your regular method of tax accounting. However, because the Note may be redeemed by the Issuer prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of bond premium that you may amortize with respect to the Notes. If you make the election to amortize bond premium, you will be required to reduce your adjusted tax basis in a Note by the amount of the premium amortized in any taxable year. An election to amortize bond premium will also apply to all other taxable debt instruments held or subsequently acquired by you on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. You should consult your tax advisor about this election.

Sale, Exchange or Retirement of the Notes. Your adjusted tax basis in a Note generally will be its cost (excluding an amount equal to the pre-issuance accrued interest), reduced by any bond premium previously amortized. Unless a non-recognition provision applies, you will generally recognize United States source capital gain or loss on the sale, exchange, retirement or other taxable disposition of a Note equal to the difference between the amount you realize on such disposition (excluding any amounts attributable to accrued but unpaid interest, which, except in the case of pre-issuance accrued interest, will be taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in the Note. Capital gain of a noncorporate United States holder is generally taxed at a reduced rate of taxation where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Accrual of Income Based on Applicable Financial Statements. Pursuant to the Tax Cuts and Jobs Act of 2017, Section 451(b) of the Code has been amended to provide that the “all events” test for the realization of income for accrual method taxpayers is treated as being met no later than when the item is taken into account as revenue by the taxpayer in certain financial statements (including any U.S. GAAP financial statement such as a Form 10-K annual statement, an audited financial statement or a financial statement filed with any federal agency for non-tax purposes). This rule may thus require the accrual of income earlier than otherwise would be the case under the general tax rules described above, although the precise application of this rule is unclear at this time. Prospective investors should consult their tax advisors regarding the application of amended Section 451(b) to their investment in the Notes.

Non-United States Holders

This subsection describes the United States federal income tax consequences to a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of a Note and are not a United States holder (as described above) or a partnership (including any entity treated as a partnership) for United States federal income tax purposes.

If you are a United States holder, this subsection does not apply to you.

Payments of Interest. Subject to the discussions below under the captions “—Backup Withholding and Information Reporting” and “—FATCA,” the interest income paid to you in respect of the Notes generally will not be subject to United States federal income taxes or United States withholding tax if such income is not effectively connected with the conduct by you of a trade or business in the United States and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Issuer’s voting equity interests; and

•	you are not a “controlled foreign corporation” that is related to the Issuer actually or constructively through stock ownership; and

•

the applicable withholding agent (i) receives a statement (generally on IRS Form W-8BEN or IRS Form W-8BEN-E) from you, signed under penalties of perjury, that you are not a United States person and certain other certification requirements are satisfied and (ii) has no actual knowledge or reason to know that you are a United States holder.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to United States federal withholding tax at a 30% rate, unless (i) you provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you provide the withholding agent with a properly executed IRS Form W-8ECI.

Interest income that is effectively connected with your conduct of a United States trade or business will be taxed on a net basis at regular graduated United States federal income tax rates rather than the 30% gross rate unless an applicable tax treaty provides otherwise. In the case of a Non-United States holder that is a corporation, branch profits tax at a rate of 30% (or a lower applicable treaty rate) also may apply to the holder’s effectively connected interest, as adjusted for certain items.

Sale, Exchange or Retirement of the Notes. Subject to the discussions below under the captions “—Backup Withholding and Information Reporting” and “—FATCA,” any gain you realize on a sale, exchange, retirement or other taxable disposition of the Notes generally will be exempt from United States federal income tax, including United States withholding tax, unless:

•

your gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain would generally be taxed in the same manner as interest that is effectively connected with such trade or business, as described above; or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, unless an applicable tax treaty provides otherwise, you will generally be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of interest on a Note, and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a Note, paid to United States holders unless such holders establish that they are exempt recipients. Backup withholding may apply to such payments or proceeds if the United States holder fails to provide a correct taxpayer identification number and otherwise comply with the applicable backup withholding rules.

Non-United States holders that properly certify as to their non-United States status as described above under the third bullet in “—Non-United States Holders—Payments of Interest” or otherwise establish an exemption are not subject to backup withholding on payments of interest to them. However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-United States holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States holder resides or is established. Proceeds of the sale or other taxable disposition (including a retirement or redemption) of a Note within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting if the Non-United States holder complies with certain certification procedures described above or otherwise establishes an exemption. Proceeds of a disposition (including a retirement or redemption) of a Note conducted through a non-United States office of a non-United States broker (other than a United States-related broker), which proceeds are paid outside the United States, generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a holder generally may be claimed as a credit against such person’s United States federal income tax liability, if any, and may entitle such person to a refund, provided such holder timely furnishes the required information to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the Notes to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Additionally, under existing Treasury regulations, FATCA withholding on gross proceeds from the sale or other disposition of the Notes was to take effect on January 1, 2019; however, recently proposed Treasury regulations, which may be relied upon by taxpayers until final Treasury regulations are published, would eliminate FATCA withholding on such types of payments. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-United States Holders—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You are urged to consult your own tax advisor regarding these rules.

Irish Taxation

The following is a summary of certain Irish withholding and income tax consequences of guarantee payments by Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company in respect of the Notes. It applies to you if you are the absolute beneficial owner of the Notes. The summary does not apply to certain other classes of persons such as dealers in securities. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and is of a general nature only. Please consult your own tax advisor concerning the tax consequences of owning the Notes in your particular circumstances.

Guarantee Payments

It is possible that Irish withholding tax could apply to guarantee payments by Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company. This is because some judicial decisions having persuasive authority in Ireland suggest that a guarantee payment could be treated to be an interest payment if the underlying guaranteed obligation is an interest payment. There is consequently a risk that a guarantee payment by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company could be treated as an interest payment and, thus, subject to interest withholding tax at the rate of 20% unless an exemption applied. An exemption may apply if the Notes continue to be listed on the TISE and held in DTC at the time the guarantee payments are made.

In limited circumstances, a guarantee payment by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company could alternatively be treated as an “annual payment” for Irish tax purposes. An annual payment is, broadly, a payment which is “pure profit of an income nature” in the hands of the recipient (for example an annuity payment). If a guarantee payment made by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company was an “annual payment,” Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company (as applicable) would be obliged to deduct 20% withholding tax from such payment. A double taxation treaty may offer relief for any such tax imposed.

Irish Income Tax

Guarantee payments by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company may be regarded as Irish source income because Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company reside in Ireland. Irish source income is generally subject to Irish tax and there is an obligation to account for any Irish tax on a self-assessment basis. However, if guarantee payments are deemed to be interest payments (as discussed above) arising from an Irish source, you would be exempt from Irish income tax if you are a company which is regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and not tax resident in Ireland) and that “relevant territory” imposes a tax that generally applied to interest receivable in that territory by companies from sources outside that territory and in certain other circumstances. If an exemption does not apply or if the guarantee payments were treated to be a form of income other than an interest payment (e.g., an annual payment) arising from an Irish source, a double taxation treaty may offer relief for any such income tax imposed.

Irish Encashment Tax

If you appoint a person in Ireland to collect payments on the Notes on your behalf, Irish encashment tax (currently 20%) may be deducted by the Irish collection agent from the interest or guarantee payments. You may claim an exemption from this withholding tax if you are the beneficial owner of the interest or guarantee payments and are not tax resident in Ireland and make a written declaration to this effect to the collecting agent.

United Kingdom Taxation

The following summary is based upon UK tax law and HM Revenue & Customs practice as at the date of this document. Both law and practice may change at any time, possibly with retrospective effect. The summary is intended as a general guide only, not a complete analysis, and may not apply to certain categories of holders of the Notes (such as dealers). The summary relates only to the UK withholding tax treatment of guarantee payments made by Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited (the “UK Guarantors”) in respect of the Notes, and certain other limited UK tax implications. It does not deal with all possible UK tax implications of acquiring, holding or disposing of the Notes, and relates only to the position of holders who are the absolute beneficial owners of the Notes.

Holders of the Notes (or prospective holders of the Notes) who are in any doubt as to their tax position, or may be subject to tax in a jurisdiction other than the UK, should consult their professional advisers without delay.

UK Withholding Tax

If a UK Guarantor makes any payments in respect of interest, premium or discount on the Notes, such payments may be subject to United Kingdom withholding tax at 20 per cent, subject to the availability of any domestic law exemption or any relief under the provisions of any applicable double taxation treaty.

The references to “interest” above are to “interest” as understood for the purposes of UK tax law. They do not take into account any different definition of “interest” or “principal” that may prevail under any other tax law or that may apply under the terms and conditions of the Notes or any related document.

United Kingdom Tax Payers

Corporate noteholders within the charge to United Kingdom corporation tax (and not subject to any special tax regime, for example life insurance businesses) will normally recognize any profits, gains or losses on the Notes (including on redemption) for United Kingdom corporation tax purposes under the “loan relationship” rules in Part 5 of the UK’s Corporation Tax Act 2009. Generally speaking, under these rules, interest, profits, gains and losses (broadly, measured and recognized in accordance with generally accepted accounting practice) are taxed or relieved as income.

Foreign exchange gains and losses on the Notes in respect of corporate noteholders will, generally, fall within the “loan relationship” rules. Accordingly, corporate noteholders within the charge to United Kingdom corporation tax will, generally, be taxed on, or obtain relief for, foreign exchange gains and losses as described above.

Noteholders who are not subject to United Kingdom corporation tax but who are resident for tax purposes in the United Kingdom or who carry on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Notes are attributable will, generally, be subject to income tax on interest arising in respect of the Notes on a receipts basis.

A transfer of Notes by a non-corporate Noteholder resident in the United Kingdom for United Kingdom tax purposes, or who carries on a trade, profession or vocation in the United Kingdom through a permanent establishment to which the Notes are attributable, may give rise to a charge to United Kingdom income tax on an amount representing the interest on the transferred Notes that has accrued since the preceding interest payment date.

THE IRISH, UNITED KINGDOM AND UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE IRISH, UNITED KINGDOM, UNITED STATES FEDERAL OR OTHER TAX LAWS.

UNDERWRITING; CONFLICTS OF INTEREST

BofA Securities, Inc. and HSBC Securities (USA) Inc. are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name in the table below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$94,875,000
HSBC Securities (USA) Inc.	81,125,000
Barclays Capital Inc.	24,750,000
Citigroup Global Markets Inc.	24,750,000
J.P. Morgan Securities LLC	24,750,000
PNC Capital Markets LLC	24,750,000

Total	$275,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters propose to offer the Notes directly to the public at the relevant public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the relevant public offering price less a concession not to exceed 0.400% of the principal amount of the Notes. The underwriters may allow, and dealers may re-allow, a concession not to exceed 0.250% of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the relevant public offering price and concession. The table on the cover page does not reflect accrued interest from, and including, March 15, 2020 (the most recent interest payment date of the Existing Notes), which will be payable to us.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by the Issuer
Per Note	0.650%

We estimate that our total expenses (excluding the underwriting discounts) for this offering will be approximately $0.8 million.

In connection with the offering, the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over- allotment involves syndicate sales of Notes in excess of the principal amounts of the Notes to be purchased by the underwriters in the offering, which creates syndicate short positions. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of Notes made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. Certain affiliates of the underwriters have committed amounts to the Term Loan Facility and/or the Revolving Credit Facility as lenders. We intend to use the net proceeds of this offering to repay all amounts outstanding under the Term Loan Facility and to repay certain amounts outstanding under the Revolving Credit Facility. As a result, affiliates of the underwriters will receive a portion of the net proceeds of this offering.

We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the Notes.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing or the next two succeeding business days should consult their own advisors.

Conflicts of Interest

Certain underwriters in this offering, and/or their affiliates are expected to receive at least 5% of the net proceeds of this offering in connection with the repayment of all amounts outstanding under the Term Loan Facility and/or the certain amounts outstanding under the Revolving Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because the Notes to be offered will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. Those underwriters subject to FINRA Rule 5121 will not confirm sales of the Notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

PRIIPs Regulation / Prohibition of Sales to EEA and UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the underlying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus and any other material in relation to the Notes are only being distributed to and are only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “relevant persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The Notes are not being offered to the public in the United Kingdom.

In addition, in the United Kingdom, the Notes may not be offered other than by an underwriter that:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA is complied with or does not apply; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any of the Notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and governmental guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA), (ii) to an accredited investor under Section 4A of the SFA or other relevant person under Section 275(2) of the SFA and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

Where the Notes are subscribed for or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust

(where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation, and the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37 of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations or an issue prospectus according to the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and the Notes will not be listed on the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public, sold or advertised, directly or indirectly, in, into or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution and provided there is no publicity for the notes in Switzerland and no Swiss prospectus requirements are triggered. Any such investors will be individually approached by the underwriters from time to time. This prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without prior written consent. By accepting this prospectus supplement or by subscribing to the Notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisors before investing in the notes.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the Notes in Taiwan through a public offering or in any offering that requires registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.

Notice to Prospective Investors in the Dubai International Financial Centre (the “DIFC”)

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL OPINIONS

The validity of the Notes and certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP (New York). Certain legal matters under English law will be passed upon for us by Weil, Gotshal & Manges (London) LLP. Certain matters of Irish law will be passed upon for us by Matheson. Certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

The Issuer is a company incorporated under the laws of the State of Delaware. Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are companies organized and existing under the laws of Ireland, Willis Netherlands Holdings B.V. is a company organized and existing under the laws of the Netherlands and Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited are companies organized and existing under the laws of England and Wales (together the “Non-U.S. Guarantors”). Certain of the directors and executive officers of the Issuer and the Non-U.S. Guarantors may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons and of the Issuer and of the Non-U.S. Guarantors may be located outside the United States. As a result, it may not be possible for investors (i) to effect service of process within the United States upon the Issuer and the Non-U.S. Guarantors or those nonresident persons or (ii) to enforce against the Issuer and the Non-U.S. Guarantors or nonresident persons judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.

EXPERTS

The consolidated financial statements of Willis Towers Watson Public Limited Company as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, incorporated by reference in this prospectus supplement, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting as of December 31, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph relating to a change in accounting principle and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance on the reports of such firm given upon their authority as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities registered by the registration statements of which this prospectus supplement is a part:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020 (the “2019 Form 10-K”);

•

The portions of our Definitive Proxy Statement on Schedule 14A, filed on April 27, 2020, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019;

•	The portion of our Preliminary Proxy Statement on Schedule 14A entitled “Risk Factors,” filed on May 11, 2020 (the “Preliminary Proxy”);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on April 30, 2020 (the “2020 First Quarter Form 10-Q”);

•	Our Current Reports on Form 8-K filed on March 9, 2020 (as amended by the Form 8-K/A filed on March 10, 2020), March 11, 2020 and April 30, 2020 (with respect to Item 8.01 only); and

•	The description of our share capital contained in our Form 8-A, filed on January 5, 2016, including any amendments or reports filed for the purpose of updating the description.

The Company makes available, free of charge through our website at www.willistowerswatson.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement. You may also request a copy of any documents incorporated by reference in this prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8084

PROSPECTUS

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Debt Securities

Preferred Shares

Ordinary Shares

Warrants

Warrant Units

Share Purchase Contracts

Share Purchase Units

Prepaid Share Purchase Contracts

TRINITY ACQUISITION PLC

Debt Securities

WILLIS NORTH AMERICA INC.

Debt Securities

Guarantees of Debt Securities of

Willis Towers Watson Public Limited Company, Trinity Acquisition plc and Willis North America Inc.

We or either of our indirect wholly-owned subsidiaries, Trinity Acquisition plc and Willis North America Inc. (each a “Subsidiary Issuer,” and together, the “Subsidiary Issuers”), may offer the securities listed above, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We or the Subsidiary Issuers may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investing in these securities involves risks. See “Risk Factors” on page 10 and the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Willis Towers Watson Public Limited Company’s ordinary shares are listed on the NASDAQ Global Select Market under the symbol “WLTW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and an applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Willis Towers Watson Public Limited Company, the Subsidiary Issuers or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated March 11, 2019.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we or the Subsidiary Issuers may sell any combination of the securities described in this prospectus in one or more offerings. In this section, “we” refers only to Willis Towers Watson Public Limited Company.

This prospectus describes some of the general terms that may apply to the securities that we or the Subsidiary Issuers may offer and the general manner in which the securities may be offered. Each time we or the Subsidiary Issuers sell securities, we or the Subsidiary Issuers will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which they may be offered. Willis Towers Watson Public Limited Company, the Subsidiary Issuers and any underwriter or agent that we may from time to time retain may also provide you with other information relating to an offering, which we refer to as “other offering material.” A prospectus supplement or any such other offering material provided to you may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material United States federal income tax considerations and considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA.” A prospectus supplement or such other offering material may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you must rely on the information in the prospectus supplement or other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided to you. You should read this prospectus and any prospectus supplement or other offering material together with the additional information described under the heading “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site mentioned under the heading “Where You Can Find More Information About Us.”

You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference, and in other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. Neither we nor the Subsidiary Issuers, nor any underwriters or agents whom we may from time to time retain, have authorized anyone to provide you with different information. Neither we nor the Subsidiary Issuers are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any document incorporated by reference, or any other offering material is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the Subsidiary Issuers may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by Willis Towers Watson Public Limited Company or the Subsidiary Issuers directly or through dealers or agents designated from time to time. If Willis Towers Watson Public Limited Company or the Subsidiary Issuers, directly or through agents, solicit offers to purchase the securities, Willis Towers Watson Public Limited Company and the Subsidiary Issuers reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. In addition, selling securityholders may sell securities on terms described in the applicable prospectus supplement.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”

Unless otherwise stated, or the context otherwise requires, references in this prospectus to the “Company,” “Willis Towers Watson Public Limited Company,” “WTW” and “Holdings,” refer to Willis Towers Watson Public Limited Company only and do not include its consolidated subsidiaries. Unless the context otherwise requires or otherwise stated, references to “we,” “us,” “our” and “Willis Towers Watson Group” refer to the Company and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, the benefits of the business combination transaction involving Towers Watson & Co. (“Towers Watson”) and the Company (prior to such business combination), including the combined company’s future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use the words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	our ability to successfully establish, execute and achieve our global business strategy;

•	changes in demand for our services, including any decline in defined benefit pension plans or the purchasing of insurance;

•	general economic, business and political conditions, including changes in the financial markets;

•	significant competition that we face and the potential for loss of market share and/or profitability;

•	consolidation in or conditions affecting the industries in which we operate;

•	the impact of seasonality and differences in timing of renewals;

•	the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation;

•

the risk that the Stanford litigation settlement approval will be overturned on appeal, the risk that the bar order may be challenged in other jurisdictions, and the deductibility of the charge relating to the settlement;

•	the risk of material adverse outcomes on existing litigation or investigation matters;

•	any changes in the regulatory environment in which the Company operates, including, among other risks, the impact of pending competition law and regulatory investigations;

•	various claims, government inquiries or investigations or the potential for regulatory action;

•	our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses;

•	our ability to properly identify and manage conflicts of interest;

•	reputational damage;

•	reliance on third-party services;

•	the possibility that the anticipated benefits from the Merger cannot be fully realized or may take longer to realize than expected;

•	the diversion of time and attention of our management team while the Merger and other acquisitions are being integrated;

•	our ability to retain and hire key personnel;

•	our ability to successfully manage ongoing organizational changes;

•	failure to protect client data or breaches of information systems;

•	our inability to comply with complex and evolving laws and regulations related to data privacy and cyber security;

•	the potential impact of the U.K.’s withdrawal from membership in the E.U., referred to as Brexit;

•	disasters or business continuity problems;

•	doing business internationally, including the impact of exchange rates;

•	compliance with extensive government regulation;

•	the risk of sanctions being imposed on us by governments, or changes to associated sanction regulations;

•	technological change;

•	changes and developments in the insurance industry or the U.S. healthcare system;

•	the risk that we may not be able to repurchase our intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors;

•	the inability to protect the Company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others;

•

our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each;

•	our ability to obtain financing on favorable terms or at all;

•	adverse changes in our credit ratings;

•

the federal income tax consequences of the Merger, the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign tax laws and regulations;

•	changes in accounting principles, estimates and assumptions, including the impact of the adoption of the new revenue recognition and pension accounting standards;

•	U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares;

•	fluctuations in our pension liabilities;

•	fluctuation in revenue against our relatively fixed expenses; and

•	our holding company structure could prevent us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors, see the section entitled “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus. The SEC filings are available to the public on the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website referred to above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information that we file later with the SEC may update and supersede the information in this prospectus and in the information we incorporate by reference. We incorporate by reference the documents listed below (File No. 001-16503) and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities offered by this prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 27, 2019;

•	Our Current Report on Form 8-K filed on March 1, 2019; and

•	The description of our share capital contained in our Form 8-A, filed on January 5, 2016, including any amendments or reports filed for the purpose of updating the description.

The Company makes available, free of charge through our website at www.willistowerswatson.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement or any applicable prospectus supplement. You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8084

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under “Incorporation By Reference.”

The Securities We May Offer

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration or continuous offering process. Under the shelf registration process, Willis Towers Watson Public Limited Company may offer from time to time any of the following securities, either separately or in units with other securities:

•	debt securities;

•	preferred shares;

•	ordinary shares;

•	warrants and warrant units;

•	share purchase contracts and prepaid share purchase contracts; and

•	share purchase units.

In addition, Trinity Acquisition plc or Willis North America Inc. may offer debt securities. Debt securities issued by Willis Towers Watson Public Limited Company may be guaranteed by certain of its direct and indirect subsidiaries, including Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. Debt securities issued by Trinity Acquisition plc or Willis North America Inc. may be guaranteed by certain of their respective direct and indirect parent entities and direct and indirect subsidiaries.

In addition, certain selling stockholders identified in a prospectus supplement may offer and sell these securities, from time to time, on terms described in the applicable prospectus supplement.

Our Business

Willis Towers Watson is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. Willis Towers Watson has more than 43,000 employees and services clients in more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. We believe our unique perspective allows us to see the critical intersections between talent, assets and ideas—the dynamic formula that drives business performance.

We offer our clients a broad range of services to help them to identify and control their risks, and to enhance business performance by improving their ability to attract, retain and engage a talented workforce. Our risk control services range from strategic risk consulting (including providing actuarial analysis), to a variety of due diligence services, to the provision of practical on-site risk control services (such as health and safety or property loss control consulting), as well as analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We help our clients enhance their business performance by delivering consulting services, technology and solutions that help them anticipate, identify and capitalize on emerging opportunities in human capital management as well as offer investment advice to help them develop disciplined and efficient strategies to meet their investment goals.

As an insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping them to determine the best means of managing risk and negotiating and placing insurance with insurance carriers through our global distribution network. We operate a private Medicare exchange in the U.S. Through this exchange and those for active employees, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with healthcare benefits.

We are not an insurance company, and therefore we do not underwrite insurable risks for our own account.

We derive the majority of our revenue from either commissions or fees for brokerage or consulting services. We do not determine the insurance premiums on which our commissions are generally based. Commission levels generally follow the same trend as premium levels as they are derived from a percentage of the premiums paid by the insureds. Fluctuations in these premiums charged by the insurance carriers can therefore have a direct and potentially material impact on our results of operations. Our fees for consulting services are spread across a variety of complementary businesses that generally remain steady during times of uncertainty. We have some businesses, such as our health and benefits and administration businesses, which can be counter cyclical during the early period of a significant economic change.

Our colleagues serve a diverse base of clients ranging in size from large, major multinational corporations to middle-market companies in a variety of industries, public institutions, and individual clients. Many of our client relationships span decades. We work with established corporations, emerging growth companies, governmental agencies and not-for-profit institutions in a wide variety of industries.

We believe we are one of only a few global advisory, broking and solutions companies in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to effectively meet the global needs of many of our clients.

The Registrants

Willis Towers Watson plc was formed upon completion of the merger on January 4, 2016, pursuant to the Agreement and Plan of Merger, dated June 29, 2015, as amended on November 19, 2015 (the “Merger Agreement”), between Willis Group Holdings Public Limited Company, Towers Watson & Co. (“Towers Watson”) and Citadel Merger Sub, Inc., a wholly-owned subsidiary of Willis formed for the purpose of facilitating this transaction (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Towers Watson with Towers Watson continuing as the surviving corporation and a wholly-owned subsidiary of Willis.

Each of Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Towers

Watson Sub Holdings Unlimited Company, which was incorporated in Ireland on August 27, 2015, Willis Netherlands Holdings B.V., which was organized in the Netherlands on November 27, 2009, and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we and each of our subsidiary registrants utilize the offices of Willis Group Limited as our and their principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203 124 6000. Our web site address is www.willistowerswatson.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at Brookfield Place, 200 Liberty Street, 7th Floor, New York, New York 10281 and its telephone number is 212-915-8084.

RISK FACTORS

Before you invest in these securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 27, 2019, which is incorporated by reference into this prospectus; and

•	any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include using the funds for working capital, repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred shares, ordinary shares, warrants, warrant units, share purchase contracts, share purchase units or prepaid share purchase contracts that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We, or any selling securityholders, may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or a combination thereof, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

EXPERTS

The consolidated financial statements of Willis Towers Watson Public Limited Company and its subsidiaries as of December 31, 2018 and 2017, and for the two years ended December 31, 2018 and 2017, and the adjustments to the 2016 consolidated financial statements to retrospectively apply the changes in accounting as discussed in Note 2, the retrospective adjustments to the disclosures for the changes in the composition of reportable segments discussed in Note 5, and retrospective adjustments to the presentation of financial information for issuers and other guarantor subsidiaries as discussed in Note 22 of the consolidated financial statements for the year ended December 31, 2018 (collectively, the “retrospective adjustments”), incorporated by reference in this prospectus, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting as of December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) express an unqualified opinion on the 2018 and 2017 financial statements and includes an explanatory paragraph referring to a change in accounting principle, (2) express an unqualified opinion on the retrospective adjustments to the 2016 financial statements, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements of Willis Towers Watson Public Limited Company and its subsidiaries for the year ended December 31, 2016 (before the effects of the retrospective adjustments) (not separately incorporated by reference herein) have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report incorporated by reference in this prospectus (which report expresses an unqualified opinion and includes an explanatory paragraph outlining that Deloitte LLP were not engaged to audit, review, or apply any procedures to the retrospective adjustments and, accordingly, did not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied). The retrospective adjustments to the consolidated financial statements for the year ended December 31, 2016 have been audited by Deloitte & Touche LLP. Such consolidated financial statements incorporated by reference in this prospectus have been so incorporated in reliance upon the reports of Deloitte LLP and Deloitte & Touche LLP given upon their authority as experts in auditing and accounting.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Irish law will be passed upon for us by Matheson. Unless otherwise indicated in the applicable prospectus supplement, certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP. Unless otherwise indicated in the applicable prospectus supplement, certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Unless otherwise indicated in the applicable prospectus supplement, certain matters of English law will be passed upon for us by Weil, Gotshal & Manges LLP (UK). Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

$275,000,000

Willis North America Inc.

$275,000,000 2.950% Senior Notes due 2029

PROSPECTUS SUPPLEMENT

May 21, 2020

Joint Book-Running Managers

BofA Securities

HSBC

Senior Co-Managers

Barclays

Citigroup

J.P. Morgan

PNC Capital Markets LLC